Exhibit 3.1

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

LIZHI INC.

(Adopted by Special Resolution on March 6, 2019)

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

LIZHI INC.

(Adopted by Special Resolution on March 6, 2019)

1.	The name of the Company is LIZHI INC.

2.

The registered office of the Company shall be situated at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands, or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law of the Cayman Islands (as Amended) (the “Companies Law” or “Law”) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The Company shall have and be capable of exercising all of the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by the Companies Law.

5.

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company from effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

7.

The authorized share capital of the Company is US$150,000 divided into 1,500,000,000 shares of a par value of US$0.0001 each, comprising of 930,963,910 Ordinary Shares each with a par value of US$0.0001, 100,000,000 Series A Shares each with a par value of US$0.0001, 116,666,650 Series B Shares each with a par value of US$0.0001, 142,583,330 Series C Shares each with a par value of US$0.0001, 34,697,360 Series C1 Shares each with a par value of US$0.0001, 26,912,090 Series C1+ Shares each with a par value of US$0.0001, 128,152,790 Series D Shares each with a par value of US$0.0001, and 20,023,870 Series D1 Shares each with a par value of US$0.0001 provided always that subject to the Companies Law and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.

The Company may exercise the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

9.	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

LIZHI INC.

(Adopted by Special Resolution on March 6, 2019)

Interpretation

1.	In these Articles Table A in the First Schedule to the Companies Law (As Amended) does not apply and, unless there is something in the subject or context inconsistent therewith:

“AI VOICE”	means AI VOICE Ltd 乐音控股有限公司, a business company incorporated in the British Virgin Islands with limited liability, one of the Founders.

“Articles”	means these articles of association of the Company, as amended or substituted from time to time.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any). The Auditor shall not be deemed to be an officer of the Company pursuant to these Articles or any agreement entered into between the Company and the Auditor.

“Board”	means the board of Directors of the Company.

“Business Day”	means a day, excluding Saturdays, Sundays and holidays, on which commercial banks in the Cayman Islands, Hong Kong, the PRC and the City of New York are open for business throughout their normal business hours.

“BVI Co”	means LIZHI INC. 荔枝公司 (formerly named as PINEAPPLE PIE HOLDING LIMITED), a business company incorporated in the British Virgin Islands with limited liability.

“Closing”	has the meaning assigned to it in the Series D Share Purchase Agreement.

“Conversion Price”	means the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series C1 Conversion Price, the Series C1+ Conversion Price, the Series D Conversion Price or the Series D1 Conversion Price (as the case may be).

“Conversion Shares”	means the Ordinary Shares issued or issuable upon conversion of Series A Shares, Series B Shares, Series C Shares, Series C1 Shares, Series C1+ Shares, Series D Shares or Series D1 Shares (with each of such Conversion Shares being referred to as a “Conversion Share”).

“Company”	means the above named company.

“Co-Sale Pro Rata Portion”	means the product obtained by multiplying (x) the aggregate number of the Offered Shares subject to the co-sale right under Article 16 by (y) a fraction, the numerator of which is the number of Ordinary Share Equivalents (on a fully-diluted and as-converted basis) owned by such Co-Sale Right Holder at the time of the sale or transfer and the denominator of which is the total combined number of Ordinary Share Equivalents (on a fully-diluted and as-converted basis) at the time owned by all Co-Sale Right Holders and the Selling Shareholder;

“Directors”	means the directors for the time being of the Company, or as the case may be, the directors assembled as a board or as a committee thereof.

“Distribution”	in relation to a distribution by the Company to a Shareholder means the direct or indirect transfer of an asset, other than Shares, to or for the benefit of the Shareholder, or the incurring of a debt to or for the benefit of a Shareholder, in relation to Shares held by a Shareholder, and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of Shares, a transfer of indebtedness or otherwise, and includes a dividend.

“Dividend”	includes bonus dividends and distributions permitted by the Law to be categorized as dividends.

“Domestic Co”	means Guangzhou Lizhi Network Technology Co., Ltd. (广州荔支网络技术有限公司), a limited liability company organized under the laws of PRC.

“EMC”	means Evolution Media China L.P. and/or its affiliates.

“Employee Shares”	means the shares of nominal or par value of US$0.0001 each in the capital of the Company issued pursuant to the ESOP and having the rights and restrictions set out in these Articles.

“Equity Securities”	means, with respect to a given person, any share, share capital, registered capital, ownership interest, partnership interest, equity interest, joint venture or other ownership interest of such person, or any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plan or similar right with respect to such person, or any contract of any kind for the purchase or acquisition from such person of any of the foregoing, either directly or indirectly.

“ESOP”	means such share option plans, share incentive scheme or other schemes and agreements of similar nature approved by the Preferred Majority pursuant to which Shares or options for Shares are issued or granted to the Directors, the officers and/or the employees of the Company and/or the consultants to the Company.

“Founders”	means VOICE WORLD Ltd 世界之音控股有限公司, a business company incorporated in the British Virgin Islands with limited liability and AI VOICE Ltd 乐音控股有限公司, a business company incorporated in the British Virgin Islands with limited liability and each, a “Founder”.

“fully-diluted and as-converted basis”	means, in relation to an allotment, issuance or grant of shares or options, warrants, rights or other securities of the Company in question (the “issuance”), on the assumption that the prevailing issued share capital would comprise (a) all shares that all outstanding options, warrants, rights and other securities of the Company would be converted into had all such options, warrants, rights and securities been duly exercised, and (b) all shares of the Company after the issuance, including without limitation all Ordinary Shares and all series of preferred shares and, if such preferred shares are convertible into Ordinary Shares, such number of Ordinary Shares that such preferred shares would be converted into at the then prevailing conversion rate.

“Functional Currency”	means, with respect to the Shares of any class, such currency as the Directors may from time to time determine as being the currency in which such Shares shall be subscribed, valued and/or redeemed pursuant to these Articles notwithstanding the currency of the par value thereof.

“Group Companies”	means, collectively, the Company, the BVI Co, the HK Co, the Domestic Co, the WFOE, CHANGSHA LIMANG INTERACTION ENTERTAINMENT CO., LTD. (长沙荔芒互动娱乐有限公司) , HUAIAN LIZHI NETWORK TECHNOLOGY CO., LTD. (淮安荔枝网络技术有限公司), GUANGZHOU ZHIYA NETWORK TECHNOLOGY CO., LTD. (广州吱呀网络科技有限公司) and any Subsidiaries of the foregoing (with each of such Group Companies being referred to as a “Group Company”).

“HK Co”	means LIZHI HOLDING LIMITED (formerly named as PINEAPPLE HOLDING LIMITED), a limited liability company incorporated under the laws of Hong Kong.

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC.

“Immediate Family Member”	means a child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a person referred to herein.

“Law”	means the Companies Law (As Amended) of the Cayman Islands, as the same may be further amended or revised from time to time.

“Majority Series A Holders”	means the holders of more than fifty percent (50%) of the voting power of the then issued and outstanding Series A Shares.

“Majority Series B Holders”	means the holders of more than fifty percent (50%) of the voting power of the then issued and outstanding Series B Shares.

“Majority Series C Holders”	means the holders of more than two thirds (2/3) of the voting power of the then issued and outstanding Series C Shares, Series C1 Shares and Series C1+ Shares.

“Majority Series D Holders”	means the holders of more than fifty percent (50%) of the voting power of the then issued and outstanding Series D Shares and Series D1+ Shares.

“Matrix”	means MATRIX PARTNERS CHINA I HONG KONG LIMITED and its successors, transferees and permitted assigns.

“Matrix Director”	shall have the meaning set forth in Article 28.

“Member” or “Shareholder”	means the Person who is duly registered in the Register of Members as holder for the time being of any Share and includes Persons who are jointly so registered.

“Memorandum”	means the memorandum of association of the Company, as amended or substituted from time to time.

“Morningside”	means MORNINGSIDE CHINA TMT FUND II, L.P., MORNINGSIDE CHINA TMT TOP UP FUND, L.P., and their successors, transferees and permitted assigns.

“Morningside Director”	shall have the meaning set forth in Article 28.

“Orchid Asia”	means Cyber Dreamer Limited and its successors, transferees and permitted assigns.

“Orchid Director”	shall have the meaning set forth in Article 28.

“Ordinary Resolution”

means, subject to the quorum requirement set forth in Article 25.2:

a)  a resolution passed by a simple majority of votes cast by such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

b)  approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Ordinary Shareholder”	means a Shareholder of Ordinary Shares.

“Ordinary Shares”	means the Ordinary Shares in the capital of the Company.

“Original Issue Date”	means the Series A Original Issue Date, Series B Original Issue Date, Series C Original Issue Date, Series C1 Original Issue Date, Series C1+ Original Issue Date, Series D Original Issue Date or Series D1 Original Issue Date (as applicable).

“paid up”	means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person”	means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“PRC”	means the People’s Republic of China.

“Preferred Holders”	means, for purpose of Article 14, the Series A Preference Shareholders, the Series B Preference Shareholders, the Series C Preference Shareholder, the Series C1 Preference Shareholder, the Series C1+ Preference Shareholder, the Series D Preference Shareholder, the Series D1 Preference Shareholder and their permitted transferees to which rights under Article 14 have been duly assigned; and a “Preferred Holder” means any one of them as the context permits.

“Preferred Majority”	means holders, or their permitted assigns, holding at least fifty percent (50%) of the then issued and outstanding Preferred Shares.

“Preferred Shares”	means Series A Shares, Series B Shares, Series C Shares, Series C1 Shares, Series C1+ Shares, Series D Shares and Series D1 Shares (with each of such Preferred Shares being referred to as a “Preferred Share”).

“Pro Rata Share”	means, for purpose of Article 14, the ratio of (a) the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such Participation Rights Holder, to (b) the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) then outstanding immediately prior to the issuance of New Securities giving rise to the Right of Participation.

“Qualified Public Offering”	means a firm underwritten initial public offering of the Ordinary Shares on a Relevant Exchange by an internationally recognized investment bank confirmed by the Board of the Company that has been registered under the applicable securities laws with a pre-offering valuation of the Company of at least US$400,000,000, and gross proceeds to the Company in excess of US$70,000,000, or in a similar public offering of the Ordinary Shares in another jurisdiction which results in such shares trading publicly on a recognized regional or national securities exchange, provided that such offering satisfies the foregoing market capitalization and gross proceeds requirements.

“Redemption Date”	means such date after the Redemption Start Date as stated in the Redemption Notice on which the Preferred Shares are to be redeemed.

“Redemption Notice”	shall have the meaning set forth in Article 4.6.

“Redemption Start Date”	means (i) with respect to the Series C1+ Shares, Series D Shares and Series D1 Shares, December 31, 2020; (ii) with respect to the Preferred Shares (excluding the Series C1+ Shares, Series D Shares and Series D1 Shares), December 31, 2018.

“Relevant Exchange”	means a recognized regional or national securities exchange upon which securities are publicly traded, as may be determined by the Board from time to time.

“Register of Members”	means the register of Members of the Company required to be kept pursuant to the Law and includes any branch register(s) established by the Company in accordance with the Law.

“Registered Office”	means the registered office for the time being of the Company located in the Cayman Islands.

“Registrar”	means the Registrar of Companies in the Cayman Islands.

“Resolution of Directors”

means either:

a)  a resolution approved at a duly convened and constituted meeting of Directors of the Company or of a committee of Directors of the Company by the affirmative vote of a majority of the Directors present at the meeting who voted except that where a Director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

b)  a resolution consented to in writing by all Directors or by all members of a committee of Directors of the Company, as the case may be.

“Seal”	means any common seal of the Company and includes any duplicate seal or facsimile seal.

“Secretary”	any Person, firm or corporation appointed by the Board to perform any of the duties of secretary of the Company and includes any assistant, deputy, temporary or acting secretary.

“Series A Conversion Price”	means the price at which Ordinary Shares shall be issuable upon conversion of the Series A Shares.

“Series A Issue Price”	means US$0.01 per Series A Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series A Shares.

“Series A Original Issue Date”	means the date of the first sale and issuance of Series A Shares.

“Series A Preference Amount”	shall have the meaning set forth in Article 4.2.

“Series A Preference Shareholder”	means a Shareholder of Series A Shares.

“Series A Redemption Price”	means the redemption price per Series A Share calculated in accordance with the mathematical formula set forth in Article 4.2.

“Series A Shares”	means the series A preferred shares of nominal or par value of US$0.0001 each in the capital of the Company carrying the preferred rights and privileges as set out in these Memorandum and Articles.

“Series B Conversion Price”	means the price at which Ordinary Shares shall be issuable upon conversion of the Series B Shares.

“Series B Issue Price”	means US$0.03 per Series B Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series B Shares.

“Series B Original Issue Date”	means the date of the first sale and issuance of Series B Shares.

“Series B Preference Amount”	shall have the meaning set forth in Article 4.2.

“Series B Preference Shareholder”	means a Shareholder of Series B Shares.

“Series B Redemption Price”	means the redemption price per Series B Share calculated in accordance with the mathematical formula set forth in Article 4.2.

“Series B Shares”	means the series B preferred shares of nominal or par value of US$0.0001 each in the capital of the Company carrying the preferred rights and privileges as set out in these Memorandum and Articles.

“Series C Conversion Price”	means the price at which Ordinary Shares shall be issuable upon conversion of the Series C Shares.

“Series C Issue Price”	means US$0.09291 per Series C Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series C Shares.

“Series C Original Issue Date”	means the date of the first sale and issuance of Series C Shares.

“Series C Preference Amount”	shall have the meaning set forth in Article 4.2.

“Series C Preference Shareholder”	means a Shareholder of Series C Shares.

“Series C Redemption Price”	means the redemption price per Series C Share calculated in accordance with the mathematical formula set forth in Article 4.2.

“Series C Shares”	means the series C preferred shares of nominal or par value of US$0.0001 each in the capital of the Company carrying the preferred rights and privileges as set out in these Memorandum and Articles.

“Series C Preference Amount”	shall have the meaning set forth in Article 4.2.

“Series C1 Conversion Price”	means the price at which Ordinary Shares shall be issuable upon conversion of the Series C1 Shares.

“Series C1 Issue Price”	means US$0.09291 per Series C1 Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series C1 Shares.

“Series C1 Original Issue Date”	means December 3, 2014, the date of the first sale and issuance of Series C1 Shares.

“Series C1 Preference Shareholder”	means a Shareholder of Series C1 Shares.

“Series C1 Redemption Price”	means the redemption price per Series C1 Share calculated in accordance with the mathematical formula set forth in Article 4.2.

“Series C1 Shares”	means the series C1 preferred shares of nominal or par value of US$0.0001 each in the capital of the Company carrying the preferred rights and privileges as set out in these Memorandum and Articles.

“Series C1+ Conversion Price”	means the price at which Ordinary Shares shall be issuable upon conversion of the Series C1+ Shares.

“Series C1+ Issue Price”	means US$0.15101 per Series C1+ Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series C1+ Shares.

“Series C1+ Original Issue Date”	means the date of the first sale and issuance of Series C1+ Shares.

“Series C1+ Preference Shareholder”	means a Shareholder of Series C1+ Shares.

“Series C1+ Redemption Price”	means the redemption price per Series C1+ Share calculated in accordance with the mathematical formula set forth in Article 4.2.

“Series C1+ Shares”	means the series C1+ preferred shares of nominal or par value of US$0.0001 each in the capital of the Company carrying the preferred rights and privileges as set out in these Memorandum and Articles.

“Series D Conversion Price”	means the price at which Ordinary Shares shall be issuable upon conversion of the Series D Shares.

“Series D Issue Price”	means US$0.2497 per Series D Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series D Shares.

“Series D Original Issue Date”	means the date of the first sale and issuance of Series D Shares.

“Series D Preference Amount”	shall have the meaning set forth in Article 4.2.

“Series D Preference Shareholder”	means a Shareholder of Series D Shares.

“Series D Redemption Price”	means the redemption price per Series D Share calculated in accordance with the mathematical formula set forth in Article 4.2.

“Series D Shares”	means the series D preferred shares of nominal or par value of US$0.0001 each in the capital of the Company carrying the preferred rights and privileges as set out in these Memorandum and Articles.

“Series D1 Conversion Price”	means the price at which Ordinary Shares shall be issuable upon conversion of the Series D1 Shares.

“Series D1 Issue Price”	means US$0.2497 per Series D1 Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series D1 Shares.

“Series D1 Investor”	means Evolution Media China L.P. and/or its respective assignees or transferees.

“Series D1 Original Issue Date”	means the date of the first sale and issuance of Series D1 Shares.

“Series D1 Purchase Agreement”	means a Series D1 Preferred Share Purchase Agreement dated September 8, 2017 between the BVI Co, the HK Co, the WFOE, the Domestic Co, the Series D1 Investor and other parties.

“Series D1 Preference Shareholder”	means a Shareholder of Series D1 Shares.

“Series D1 Redemption Price”	means the redemption price per Series D1 Share calculated in accordance with the mathematical formula set forth in Article 4.2.

“Series D1 Shares”	means the series D1 preferred shares of nominal or par value of US$0.0001 each in the capital of the Company carrying the preferred rights and privileges as set out in these Memorandum and Articles.

“Share” and “Shares”	means a share or shares in the capital of the Company issued subject to and in accordance with the provisions of the Law and these Articles, and having the rights and being subject to the restrictions as provided for under these Articles with respect to such Share. All references to “Shares” herein shall be deemed to be Shares of any or all classes or series as the context may require and shall include a fraction of a share.

“Shareholders Agreement”	means the Shareholders Agreement dated March 6, 2019 by and among, inter alia, the Company, the BVI Co, the HK Co, the Domestic Co and the Shareholders of the Company, as amended, supplemented, restated or replaced from time to time.

“Share Premium Account”	means the share premium account established in accordance with these Articles and the Law.

“Special Resolution”

means a special resolution of the Company being:

a)  passed by a majority of not less than 80% of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

b)  approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Treasury Share”	means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled.

“Voice World”	means VOICE WORLD Ltd 世界之音控股有限公司, a business company incorporated in the British Virgin Islands with limited liability, one of the Founders.

“WFOE”	means Beijing Hongyi Technology Co., Ltd. (北京泓毅怡创信息技术有限公司), a wholly foreign-owned enterprise organized under the laws of the PRC and wholly owned by the HK Co.

“Written”	or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and “in writing” shall be construed accordingly.

1.	In these Articles:

i.	words importing the singular number include the plural number and vice versa;

ii.	words importing the masculine gender include the feminine gender;

iii.	words importing persons include corporations;

iv.

reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another;

v.	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

vi.

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

vii.	all headings are inserted for reference only and shall be ignored in construing these Articles.

2.	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit.

3.	Shares

3.1

Subject to applicable laws of the Cayman Islands and subject to the provisions, if any, in the Memorandum and without prejudice to any rights previously conferred on the holders of existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of share capital or otherwise as the Company may, from time to time in a general meeting determine, and to such persons, at such times and on such other terms as the Directors think proper.

3.2

The Directors may authorise the division of Shares into any number of classes and series and the different classes and series shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different classes and series (if any) and the relevant Functional Currency thereof shall be fixed and determined by the Directors. The pro rata portion of the Company’s assets that may be attributed to each class or series may be invested together with the pro rata portion of the Company’s assets that may be attributed to each other class or series as designated from time to time.

3.3	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

3.4	The Company shall not issue Shares to bearer.

3.5	The Directors may resolve to accept non-cash assets in satisfaction (in whole or in part) of the subscription price or the issue price of any Shares.

4.	Specific Rights Attaching to Preferred Shares

4.1	Attendance at General Meetings and Voting Rights

(a)	Each Preferred Share confers the right to receive notice of, attend and vote at any general meeting of members.

(b)

On a show of hands, each holder of Preferred Share present in person or (being a corporation) by a representative has one vote. On a poll, each holder present in person or by proxy or (being a corporation) by a representative is entitled to exercise the number of votes which it would have been entitled to exercise had all the Preferred Shares held by it been converted into Ordinary Shares immediately before such voting on an as-converted basis.

(c)	The holders of Preferred Shares and Ordinary Shares shall vote together and not as separate classes, except as otherwise required by the Articles or the law or agreed upon by the members.

(d)

Notwithstanding other provisions herein or in the Articles, any matter that may prejudice the rights associated with the any series of Preferred Shares shall have to be determined by the holders of such series of Preferred Shares at a separate class meeting.

(e)

Any matter requiring the approval, determination or consent of the holders of any series of Preferred Shares under the Articles shall, unless otherwise specified herein, be determined by the holders of the majority of such series of Preferred Shares then in issue, either at a duly convened class meeting or at the general meeting of the Company, or by consent in writing or otherwise

4.2	Dividends

(a)	The holders of:

(i)

Series D Shares and Series D1 Shares shall be entitled to receive, prior and in preference to the holders of Series C1+ Shares, Series C1 Shares, Series C Shares, Series B Shares, Series A Shares and Ordinary Shares, and any other series or class of Shares of the Company, a non-cumulative and non-compounding dividend on each outstanding Series D Share and Series D1 Share held by such holder at the rate equal to the greater of (i) eight percent (8%) of the Series D Issue Price or the Series D1 Issue Price per annum, or (ii) the dividends that would be paid with respect to the Ordinary Shares into which the Series D Shares or Series D1 Shares may be converted on an as-converted basis, in each case payable out of funds;

(ii)

Series C Shares, Series C1 Shares and Series C1+ Shares shall be entitled to receive, prior and in preference to the holders of Series B Shares, Series A Shares and Ordinary Shares, and any other series or class of Shares of the Company, a non-cumulative dividend on each outstanding Series C Share, Series C1 Share and Series C1+ Shares held by such holder at the rate of eight percent (8%) of the Series C Issue Price, the Series C1 Issue Price or the Series C1+ Issue Price (as applicable) per annum, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other;

(iii)

Series B Shares shall be entitled to receive, prior and in preference to the holders of Series A Shares and Ordinary Shares, and any other series or class of Shares of the Company, a non-cumulative dividend on each outstanding Series B Share held by such holder at the rate of eight percent (8%) of the Series B Issue Price per annum, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other;

(iv)

Series A Shares shall be entitled to receive, prior and in preference to the holders of Ordinary Shares, and any other series or class of Shares of the Company, a non-cumulative dividend on each outstanding Series A Share held by such holder at the rate of eight percent (8%) of the Series A Issue Price per annum, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other.

(b)

No dividends or other distributions shall be made or declared, whether in cash, in property, or in any other Shares of the Company, with respect to Ordinary Shares, Series A Shares, Series B Shares, Series C Shares, Series C1 Shares and Series C1+ Shares (on an as-converted basis), unless and until dividends have been paid in full on the Series D Shares and the Series D1 Shares (on an as-converted basis) as provided in Article 4.1(a). No dividends or other distributions shall be made or declared, whether in cash, in property, or in any other Shares of the Company, with respect to Ordinary Shares, Series A Shares and Series B Shares (on an as-converted basis), unless and until dividends have been paid in full on the Series C Shares, Series C1 Shares, Series C1+ Shares, the Series D Shares and the Series D1 Shares (on an as-converted basis) as provided in Article 4.1(a). No dividends or other distributions shall be made or declared, whether in cash, in property, or in any other Shares, with respect to Ordinary Shares and Series A Shares (on an as-converted basis), unless and until dividends in like amount have been paid in full on the Series B Shares, Series C Shares, Series C1 Shares, Series C1+ Shares, the Series D Shares and the Series D1 Shares (on an as-converted basis) as provided in Article 4.1(a). No dividends or other distributions shall be made or declared, whether in cash, in property, or in any other Shares, with respect to Ordinary Shares, unless and until dividends in like amount have been paid in full on the Preferred Shares (on an as-converted basis) as provided in Article 4.1(a).

(c)

In the event the Company shall declare a dividend or distribution other than in cash, each holder of Preferred Shares shall be entitled to a proportionate share of any such distribution as though the holders of Preferred Shares were holders of the number of Ordinary Shares into which their Preferred Shares are convertible under these Articles as of the record date fixed for the determination of the holders of Ordinary Shares entitled to receive such distribution.

4.3	Return of Capital on Liquidation

(a)	Subject to the Law, on a return of capital on liquidation or winding up of the Company, the holders of Preferred Shares shall be entitled to return of capital in the following order:

(i)

Firstly, each holder of Series D Shares and Series D1 Shares shall be entitled to receive for each Series D Share or Series D1 Share he or it holds, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Ordinary Shares or any other class or series of Shares by reason of their ownership of such Shares, the amount equal to one hundred percent (100%) of the Series D Issue Price or Series D1 Issue Price (as adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to such Shares), plus all declared but unpaid dividends on such Series D Share and Series D1 Share (collectively, the “Series D Preference Amount”). If upon the occurrence of a liquidation, dissolution or winding up of the Company, the assets and funds thus distributed among the holders of the Series D Shares and Series D1 Shares shall be insufficient to permit the payment to such holders of the full Series D Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series D Shares and the Series D1 Shares in proportion to the Series D Preference Amount each such holder is otherwise entitled to receive;

(ii)

secondly, after full distribution among the holders of Series D Shares and Series D1 Shares of the Series D Preference Amount, each holder of Series C Shares, Series C1 Shares and Series C1+ Shares shall be entitled to receive for each Series C Share, Series C1 Shares or Series C1+ Shares he or it holds, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Ordinary Shares or any other class or series of Shares (other than Series D1 Shares and Series D Shares) by reason of their ownership of such Shares, the amount equal to one hundred and twenty percent (120%) of the Series C Issue Price, the Series C1 Issue Price or the Series C1+ Issue Price (as applicable, and as adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to such Shares), plus all declared but unpaid dividends on such Series C Share, Series C1 Share and Series C1+ Share (collectively, the “Series C Preference Amount”). If upon the occurrence of a liquidation, dissolution or winding up of the Company, the assets and funds thus distributed among the holders of the Series C Shares, Series C1 Shares and Series C1+ Shares shall be insufficient to permit the payment to such holders of the full Series C Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series C Shares, Series C1 Shares and Series C1+ Shares in proportion to the Series C Preference Amount each such holder is otherwise entitled to receive;

(iii)

thirdly, after full distribution among the holders of Series D Shares and Series D1 Shares of the Series D Preference Amount and Series C Shares, Series C1 Shares and Series C1+ Shares of the Series C Preference Amount, each holder of Series B Shares shall be entitled to receive for each Series B Share he or it holds, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Ordinary Shares or any other class or series of Shares (other than Series D1 Shares, Series D Shares, Series C1+ Shares, Series C1 Shares and Series C Shares) by reason of their ownership of such Shares, the amount equal to one hundred and twenty percent (120%) of the Series B Issue Price (as adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to such Shares), plus all declared but unpaid dividends on such Series B Share (collectively, the “Series B Preference Amount”). If upon the occurrence of a liquidation, dissolution or winding up of the Company, the assets and funds thus distributed among the holders of the Series B Shares shall be insufficient to permit the payment to such holders of the full Series B Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series B Shares in proportion to the Series B Preference Amount each such holder is otherwise entitled to receive;

(iv)

after full distribution among the holders of Series D1 Shares and Series D Shares of the Series D Preference Amount, Series C1+ Shares, Series C1 Shares and Series C Shares of the Series C Preference Amount, and Series B Shares of the Series B Preference Amount, the holder of Series A Shares shall be entitled to receive for each Series A Share he or it holds, prior and in preference to any distribution of the balance of the assets or funds of the Company to the holders of Ordinary Shares or any other class or series of Shares (other than Series D1 Shares, Series D Shares, Series C1+ Shares, Series C1 Shares, Series C Shares and Series B Shares) by reason of their ownership of such Shares, the amount equal to one hundred and twenty percent (120%) of the Series A Issue Price, as the case may be, (as adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to such Shares), plus all declared but unpaid dividends on such Series A Share, as the case may be (collectively, the “Series A Preference Amount”);

(v)

after setting aside or paying in full of the Series D Preference Amount, the Series C Preference Amount, the Series B Preference Amount and the Series A Preference Amount due pursuant to this Article 4.2(a), the remaining assets of the Company available for distribution to Members, if any, shall be distributed to the holders of the Preferred Shares and Ordinary Shares on a pro rata basis, based on the number of Ordinary Shares then held by each holder on an as-converted basis;

(vi)

unless waived in writing by the holders of at least fifty-one percent (51%) of the then outstanding Series A Shares, the holders of at least fifty-one percent (51%) of the then outstanding Series B Shares, the holders of at least two-thirds (2/3) of the then outstanding Series C Shares, Series C1 Shares and Series C1+ Shares (voting together as one class) and the holders of at least fifty-one percent (51%) of the then outstanding Series D Shares and Series D1 Shares (voting together as one class), any of the following event shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Article 4.2 (a “Deemed Liquidation Event”): (i) a consolidation, merger, amalgamation or other business combination of any Group Company with or into any other company or companies in which the existing members of such Group Company (as the case may be) do not retain a majority of the voting power in the surviving company or companies; (ii) any licensing of all or substantially all of the intellectual property of any Group Company to any third party, (iii) a sale, conveyance or disposition of all or substantially all of the assets of the Company, or all or substantially all of the assets of or equities in any other Group Company, or (iv) termination of, or making any unilateral amendments to the Second Amended and Restated Control Documents (as defined in Series D1 Purchase Agreement).

(vii)

Notwithstanding any other provision of this Article 4.2, and subject to any other applicable provisions of these Memorandum and Articles, the Company may at any time, out of funds legally available therefor, repurchase Shares of the Company issued to or held by employees or officers of any Group Company or its subsidiaries upon termination of their employment or services pursuant to any agreement approved by the Directors and providing for such right of repurchase, whether or not dividends on the Preferred Shares shall have been declared and funds set aside therefor and such repurchases shall not be subject to the Series D Preference Amount, Series C Preference Amount, Series B Preference Amount or Series A Preference Amount.

(viii)

In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company with the sanction of an Ordinary Resolution, the value of the assets to be distributed to the holder of Preferred Shares and Ordinary Shares shall be determined in good faith by the Board. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

a)

If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

b)	If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

c)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board.

(b)

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses 4.2(a)(i), (ii), (iii) or (iv) to reflect the fair market value thereof as determined in good faith by the Board. Either the holders of at least a majority of the then outstanding Series A Shares, the holders of at least a majority of the then outstanding Series B Shares, the holders of at least two-thirds (2/3) of the then outstanding Series C Shares, Series C1 Shares and Series C1+ Shares (voting together as one class), or the holders of at least a majority of the then outstanding Series D Shares and Series D1 Shares (voting together as one class) shall have the right to challenge any determination by the Directors of fair market value pursuant to this Article 4.2, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Directors and the challenging parties, the cost of such appraisal to be borne by the Company.

4.4	Conversion

The holders of the Preferred Shares have conversion rights as follows:

(a)

Optional Conversion. Unless converted earlier pursuant to Article 4.3(b) below, each Preferred Share shall be convertible, at the option of the holder thereof, at any time after the Original Issue Date of the relevant series of Preferred Shares into such number of fully paid and non-assessable Ordinary Shares. The conversion ratio for each Series A Share shall be determined by dividing the Series A Issue Price by the then Series A Conversion Price, in effect at the time of the conversion. The Series A Conversion Price shall initially be equal to the Series A Issue Price per Ordinary Share, subject to adjustment as hereinafter provided. The conversion ratio for each Series B Share shall be determined by dividing the Series B Issue Price by the Series B Conversion Price, in effect at the time of the conversion. The Series B Conversion Price shall initially be equal to the Series B Issue Price per Ordinary Share, subject to adjustment as hereinafter provided. The conversion ratio for each Series C Share shall be determined by dividing the Series C Issue Price by the Series C Conversion Price, in effect at the time of the conversion. The Series C Conversion Price shall initially be equal to the Series C Issue Price per Ordinary Share, subject to adjustment as hereinafter provided. The conversion ratio for each Series C1 Share shall be determined by dividing the Series C1 Issue Price by the Series C1 Conversion Price, in effect at the time of the conversion. The Series C1 Conversion Price shall initially be equal to the Series C1 Issue Price per Ordinary Share, subject to adjustment as hereinafter provided. The conversion ratio for each Series C1+ Share shall be determined by dividing the Series C1+ Issue Price by the Series C1+ Conversion Price, in effect at the time of the conversion. The Series C1+ Conversion Price shall initially be equal to the Series C1+ Issue Price per Ordinary Share, subject to adjustment as hereinafter provided. The conversion ratio for each Series D Share shall be determined by dividing the Series D Issue Price by the Series D Conversion Price, in effect at the time of the conversion. The Series D Conversion Price shall initially be equal to the Series D Issue Price per Ordinary Share, subject to adjustment as hereinafter provided. The conversion ratio for each Series D1 Share shall be determined by dividing the Series D1 Issue Price by the Series D1 Conversion Price, in effect at the time of the conversion. The Series D1 Conversion Price shall initially be equal to the Series D1 Issue Price per Ordinary Share, subject to adjustment as hereinafter provided. Nothing in this Article 4.3(a) shall limit the automatic conversion rights of Preferred Shares described in Article 4.3(b) below.

(b)

Automatic Conversion. Each Preferred Share shall automatically be converted into Ordinary Shares at the then effective Conversion Price upon the closing of a Qualified Public Offering. In the event of the automatic conversion of the Preferred Shares pursuant to the foregoing sentence of this Article 4.3(b), the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such transaction.

(c)

Mechanics of Conversion. No fractional Ordinary Share shall be issued upon conversion of the Preferred Shares. In lieu of any fractional Ordinary Shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price for any such series of Preferred Shares.

(i)

Mechanics of Optional Conversion. In the event of an optional conversion pursuant to Article 4.3(a), before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares and to receive certificates therefor, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Shares to be converted and shall give written notice to the Company at such office that the holder elects to convert the same. The Company shall promptly issue and deliver at such office to such holder of Preferred Shares a certificate or certificates for the number of Ordinary Shares to which the holder is entitled pursuant to this Article 4.3 and a cheque denominated in U.S. dollars payable to the holder in the amount of any cash amounts payable (if any) as the result of a conversion into fractional Ordinary Shares. On the date of such surrender, the Register of Members shall be updated to show that the converted Preferred Shares have been redeemed and all rights with respect to the Preferred Shares so converted will terminate, with the exception of the rights of the holders thereof, upon surrender of the certificate or certificates therefor, to receive Ordinary Shares (which shall be recorded as issued to such holder in the Register of Members) and certificates for the number of Ordinary Shares into which such Preferred Shares have been converted and payment of any declared but unpaid dividends thereon. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date.

(ii)

Mechanics of Automatic Conversion. In the event of an automatic conversion pursuant to Article 4.3(b), all holders of Preferred Shares will be given at least ten (10) days’ prior written notice of the date fixed (which date shall in the case of a Qualified Public Offering be the latest practicable date immediately prior to the closing of a Qualified Public Offering) and the place designated for automatic conversion of all such Preferred Shares pursuant to Article 4.3(b). Such notice shall be sent in accordance with Article 41 to each record holder of the Preferred Shares at such holder’s address appearing on the Register of Members. On or before the date fixed for conversion, each holder of Preferred Shares shall surrender his or its certificate or certificates for all such Shares to the Company at the place designated in such notice, and the Company shall promptly issue and deliver at such place to such holder of Preferred Shares a certificate or certificates for the number of Ordinary Shares to which such holder is entitled pursuant to Article 4.3(b) and a cheque denominated in U.S. dollars payable to the holder in the amount of any cash amounts payable (if any) as the result of a conversion into fractional Ordinary Shares. On the date fixed for conversion, the Register of Members shall be updated to show that the converted Preferred Shares have been redeemed and all rights with respect to the Preferred Shares so converted will terminate, with the exception of the rights of the holders thereof, upon surrender of the certificate or certificates therefor, to receive Ordinary Shares (which shall be recorded as issued to such holder in the Register of Members) and certificates for the number of Ordinary Shares into which such Preferred Shares have been converted and payment of any declared but unpaid dividends thereon. All certificates evidencing Preferred Shares which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and cancelled and the Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

(iii)

Manner of Conversion. The Directors of the Company may effect such conversion in any manner available under applicable law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Ordinary Shares.

(d)

Reservation of Shares Issuable Upon Conversion. The Company shall at all times keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares, and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of Shares as shall be sufficient for such purposes.

4.5	Adjustments to Conversion Price

(a)	Special Definitions. For purposes of this Article 4.4, the following definitions shall apply:

(i)	“Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)

“Convertible Securities” shall mean any evidences of indebtedness, Shares (other than the Preferred Shares) or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iii)

“Additional Ordinary Shares” shall mean all Ordinary Shares (including reissued Shares) issued (or, pursuant to Article 4.4(c), deemed to be issued) by the Company after the applicable Original Issue Date, other than:

a)	Ordinary Shares specifically issued to the Founders as agreed by the Preferred Majority or issued upon conversion of the Preferred Shares authorized herein;

b)	as a dividend or distribution on Preferred Shares or any event for which adjustment is made pursuant to Article 4.4(f) or Article 4.4(g) hereof;

c)

any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity;

d)	any securities issued pursuant to a Qualified Public Offering;

e)	up to 40,000,000 Ordinary Shares (or options or warrants therefor) issued to officers, Directors, employees and consultants of the Company pursuant to the ESOP;

f)	Preferred Shares or Ordinary Shares issued or issuable in connection with any options, warrants, notes or other rights to acquire securities of the Company outstanding on or prior to the Closing;

g)	up to 26,912,090 Series C1+ Shares; and

h)	Series D1 Shares issued pursuant to the Series D1 Share Purchase Agreement at Closing.

(b)

No Adjustment. No adjustment in the Conversion Price for any series of Preferred Shares shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the Conversion Price for such series in effect on the date of and immediately prior to such issuance.

(c)

Deemed Issue of Additional Ordinary Shares. In the event the Company, at any time or from time to time after the applicable Original Issue Date, issues any Options or Convertible Securities or fixes a record date for the determination of holders of any class or series of Shares entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to subsection (ii) of this Article 4.4(c) below) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Ordinary Shares shall not be deemed to have been issued and no adjustment in the Conversion Price for any series of Preferred Shares shall be made unless the issue price per share (determined pursuant to Article 4.4(e) below) of such Additional Ordinary Shares would be less than the Conversion Price for such series in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(i)

no further adjustment in the applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)

if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Conversion Price for each series of affected Preferred Share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based on such Conversion Price, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)

upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price for each affected series of Preferred Share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based on such Conversion Price, shall, upon such expiration, be recomputed as if:

a)

in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

b)

in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(iv)

no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Conversion Price of any series of Preferred Shares to an amount which exceeds the lower of (i) the Conversion Price for such series of Preferred Shares on the original adjustment date, or (ii) the Conversion Price for such series of Preferred Shares that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment date; and

(v)

in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price for any series of Preferred Shares shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

(d)

Adjustment of Conversion Price. In the event that after the applicable Original Issue Date for any series of Preferred Shares, the Company issues or is deemed to have issued Additional Ordinary Shares without consideration or for a consideration per share less than the Conversion Price with respect to any series of Preferred Shares in effect on the date of and immediately prior to such issue or deemed issue, then and in such event, the Conversion Price for such series of Preferred Shares shall (except as otherwise provided in this Article 4.4) be reduced, concurrently with such issue or deemed issue, to a price (calculated to the nearest cent) determined by multiplying the applicable Conversion Price by a fraction (A) the numerator of which is the total number of the then outstanding Ordinary Shares (calculated on an as-converted basis) plus the number of Ordinary Shares which the aggregate consideration received or to be received by the Company for the Additional Ordinary Shares so issued (or deemed issued) would purchase at such Conversion Price, and (B) the denominator of which is the total number of shares of the then outstanding Ordinary Shares (calculated on an as-converted basis) plus the number of Additional Ordinary Shares so issued (or deemed issued).

(e)

Determination of Consideration. For purposes of this Article 4.4, the consideration received by the Company for the issue or deemed issue of any Additional Ordinary Shares shall be computed as follows:

(i)	Cash and Property. Except as provided in clause (ii) below, such consideration shall:

a)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or declared dividends;

b)

insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

c)

in the event Additional Ordinary Shares are issued or deemed issued together with other Shares or securities or other assets of the Company for consideration which covers both such Additional Ordinary Shares and such other Shares or securities or other assets, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board.

(ii)

Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 4.4(c), relating to Options and Convertible Securities, shall be determined by dividing: (i) the total amount, if any, received or receivable by the Company (net of any selling concessions, discounts or commissions) as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (ii) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f)

Adjustments for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event that the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise) into a greater number of Ordinary Shares, the Conversion Prices for any series of Preferred Shares then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, the Conversion Prices for any series of Preferred Share then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g)

Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive, any distribution payable in securities or assets of the Company other than Ordinary Shares then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Article 4.4 with respect to the rights of the holders of the Preferred Shares.

(h)

Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of Shares of any other class or classes of Shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of Shares provided for above), then and in each such event the holder of each Preferred Share shall have the right thereafter to convert such Share into the kind and amount of Shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(i)

No Impairment. The Company will not, by amendment of its Memorandum of Association or Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of Article 4.4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Preferred Shares against impairment.

(j)

Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Prices of any series of Preferred Shares pursuant to this Article 4.4, the Company shall at its expense promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Shares, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price applicable to such series of Preferred Shares, at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preferred Shares.

(k)	Miscellaneous.

(i)	All calculations under this Article 4.4 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(ii)

The holders of at least 50% of the outstanding Series A Shares, 50% of the outstanding Series B Shares, two-thirds (2/3) of the outstanding Series C Shares, Series C1 Shares and Series C1+ Shares (voting together as one class), or 50% of the outstanding Series D Shares and Series D1 Shares (voting together as one class) shall each have the right to challenge any determination by the Board of fair value pursuant to this Article 4.4 if such determination is with respect to any adjustment of the Conversion Price applicable to such series of Preferred Shares, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board and the challenging Members, the cost of such appraisal to be borne equally by the Company and the challenging Members.

(iii)

No adjustment in the Conversion Price need be made if such adjustment would result in a change in the Conversion Price applicable to such series of Preferred Shares of less than US$0.01. Any adjustment of less than US$0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.01 or more in the Conversion Price.

4.6	Redemption

(a)

Notwithstanding Article 22 of these Articles, at any time on or after the earlier of: (i) the Redemption Start Date for Series A Shares; or (ii) the date on which a holder of any Equity Securities of the Company has requested a redemption of its shares in accordance with these Articles, and subject to the Law, at the option of a holder of the Series A Shares, the Company shall redeem all or any part of the outstanding Series A Shares held by the requesting holder as elected by such holder out of funds legally available therefor including capital, at the Series A Redemption Price (as applicable), calculated as follows:

The Series A Redemption Price shall be equal to the greater of (i) and (ii) below. The redemption shall be completed within thirty (30) days after the Company is notified in writing by the holders of a majority of the then outstanding Series A Shares (the “Series A Redemption Date”):

(i)	an amount equal to:

IP×2, where

IP = Series A Issue Price,

plus all declared but unpaid dividends thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers; or

(ii)

the fair market value of the Series A Shares, the valuation of which shall be determined through an independent appraisal performed by an appraiser selected jointly by the Board and the holders of at least a majority of outstanding Series A Shares; provided that such valuation shall not take into account any liquidity or minority interest discounts.

(b)

Notwithstanding Article 22 of these Articles, at any time on or after the earlier of: (i) the Redemption Start Date for Series B Shares; or (ii) the date on which a holder of any Equity Securities of the Company has requested a redemption of its shares in accordance with these Articles, subject to the Law, at the option of any holder of Series B Shares, the Company shall redeem all or any part of the outstanding Series B Shares held by the requesting holder as elected by such holder out of funds legally available therefor including capital, at the Series B Redemption Price equal to the greater of (i) and (ii) below. The redemption shall be completed within thirty (30) days after the Company is notified in writing by the holders of a majority of the then outstanding Series B Shares (the “Series B Redemption Date”):

(i)	an amount equal to:

IP×(1.20)N, where

IP = Series B Issue Price; and

N = a fraction, the numerator of which is the number of calendar days between the Series

B Original Issue Date and the Redemption Date and the denominator of which is 365,

plus all declared but unpaid dividends thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers;

(ii)

the fair market value of the Series B Shares, the valuation of which shall be determined through an independent appraisal performed by an appraiser selected jointly by the Board and the holders of at least a majority of outstanding Series B Shares; provided that such valuation shall not take into account any liquidity or minority interest discounts.

(c)

Notwithstanding Article 22 of these Articles, at any time on or after the earlier of: (i) the Redemption Start Date for Series C Shares; or (ii) the date on which a holder of any Equity Securities of the Company has requested a redemption of its shares in accordance with these Articles, and subject to the Law, at the option of any holder of Series C Shares, the Company shall redeem all or any part of the outstanding Series C Shares held by the requesting holder as elected by such holder out of funds legally available therefor including capital, at the Series C Redemption Price equal to the greater of (i) and (ii) below. The redemption shall be completed within thirty (30) days after the Company is notified in writing by the holders of a majority of the then outstanding Series C Shares (the “Series C Redemption Date”):

(i)	an amount equal to:

IP×(1.20)N, where

IP = Series C Issue Price; and

N = a fraction, the numerator of which is the number of calendar days between the Series

C Original Issue Date and the Redemption Date and the denominator of which is 365,

plus all declared but unpaid dividends thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers;

(ii)

the fair market value of the Series C Shares, the valuation of which shall be determined through an independent appraisal performed by an appraiser selected jointly by the Board and the holders of at least a majority of outstanding Series C Shares; provided that such valuation shall not take into account any liquidity or minority interest discounts.

(d)

Notwithstanding Article 22 of these Articles, at any time on or after the earlier of: (i) the Redemption Start Date for Series C1 Shares; or (ii) the date on which a holder of any Equity Securities of the Company has requested a redemption of its shares in accordance with these Articles, and subject to the Law, at the option of any holder of Series C1 Shares, the Company shall redeem all or any part of the outstanding Series C1 Shares held by the requesting holder as elected by such holder out of funds legally available therefor including capital, at the Series C1 Redemption Price equal to the greater of (i) and (ii) below. The redemption shall be completed within thirty (30) days after the Company is notified in writing by the holders of a majority of the then outstanding Series C1 Shares (the “Series C1 Redemption Date”):

(i)	an amount equal to:

IP×(1.20)N, where

IP = Series C1 Issue Price; and

N = a fraction, the numerator of which is the number of calendar days between the Series

C1 Original Issue Date and the Redemption Date and the denominator of which is 365,

plus all declared but unpaid dividends thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers;

(ii)

the fair market value of the Series C1 Shares, the valuation of which shall be determined through an independent appraisal performed by an appraiser selected jointly by the Board and the holders of at least a majority of outstanding Series C1 Shares; provided that such valuation shall not take into account any liquidity or minority interest discounts.

(e)

Notwithstanding Article 22 of these Articles, at any time on or after the earlier of: (i) the Redemption Start Date for Series C1+ Shares; or (ii) the date on which a holder of any Equity Securities of the Company has requested a redemption of its shares in accordance with these Articles, and subject to the Law, at the option of any holder of Series C1+ Shares, the Company shall redeem all or any part of the outstanding Series C1+ Shares held by the requesting holder as elected by such holder out of funds legally available therefor including capital, at the Series C1+ Redemption Price equal to the greater of (i) and (ii) below. The redemption shall be completed within thirty (30) days after the Company is notified in writing by the holders of a majority of the then outstanding Series C1+ Shares (the “Series C1+ Redemption Date”):

(i)	an amount equal to:

IP×(1.20)N, where

IP = Series C1+ Issue Price; and

N = a fraction, the numerator of which is the number of calendar days between the Series

C1+ Original Issue Date and the Redemption Date and the denominator of which is 365,

plus all declared but unpaid dividends thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers;

(ii)

the fair market value of the Series C1+ Shares, the valuation of which shall be determined through an independent appraisal performed by an appraiser selected jointly by the Board and the holders of at least a majority of outstanding Series C1+ Shares; provided that such valuation shall not take into account any liquidity or minority interest discounts.

(f)	Notwithstanding Article 22 of these Articles, at any time on or after the earlier of:

(i)	the Redemption Start Date for Series D Shares;

(ii)

the issuance of a written judgment by a court of law in the PRC with competent jurisdiction finding that all of the Second Amended and Restated Control Documents are invalid and unenforceable as a result of a material change to applicable PRC law;

(iii)

the occurrence of any material breach by any Group Company, JINNAN LAI or NING DING of the Transaction Documents to which it or he is a party, provided that a court of law in the PRC with competent jurisdiction or the Hong Kong International Arbitration Center finds that such breach was caused by an act of fraud, willful misconduct or gross negligence committed by JINNAN LAI or NING DING and that such material breach is not remedied within twenty (20) days after the issuance of such finding by a court of law in the PRC with competent jurisdiction or the Hong Kong International Arbitration Center;

(iv)	the holder of any Equity Securities of the Company having requested a redemption of its shares in accordance with these Articles; or

(v)

the suspension of the Company’s business operations as a whole for a continuous period of at least three (3) months due to any material administrative penalty imposed by the competent Governmental Authorities caused by the Group Companies’ provision of network audio-visual programs dissemination service without the Information Network Transmission Audio-visual Programs License, or of network publishing service without the Network Publishing Service License, and subject to the Law, at the option of any holder of Series D Shares, the Company shall redeem all or any part of the outstanding Series D Shares held by the requesting holder as elected by such holder out of funds legally available therefor including capital, at the Series D Redemption Price equal to the greater of a) and b) below. The redemption shall be completed within thirty (30) days after the Company is notified in writing by the holders of a majority of the then outstanding Series D Shares (the “Series D Redemption Date”):

a)	an amount equal to:

IP×(1.10)N, where
IP = Series D Issue Price; and

N = a fraction, the numerator of which is the number of calendar days between the Series D Original Issue Date and the day upon the receipt of all such redemption amount by the Series D Investor and the denominator of which is 365, plus all declared but unpaid dividends thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers;

b)

the fair market value of the Series D Shares, the valuation of which shall be determined through an independent appraisal performed by an appraiser selected jointly by the Board and the holders of at least a majority of outstanding Series D Shares; provided that such valuation shall not take into account any liquidity or minority interest discounts.

(g)	Notwithstanding Article 22 in the Articles, at any time on or after the earlier of:

(i)	the Redemption Start Date for Series D1 Shares;

(ii)

the issuance of a written judgment by a court of law in the PRC with competent jurisdiction finding that all of the Second Amended and Restated Control Documents are invalid and unenforceable as a result of a material change to applicable PRC law;

(iii)

the occurrence of any material breach by any Group Company, JINNAN LAI or NING DING of the Transaction Documents to which it or he is a party, provided that a court of law in the PRC with competent jurisdiction or the Hong Kong International Arbitration Center finds that such breach was caused by an act of fraud, willful misconduct or gross negligence committed by JINNAN LAI or NING DING and that such material breach is not remedied within twenty (20) days after the issuance of such finding by a court of law in the PRC with competent jurisdiction or the Hong Kong International Arbitration Center;

(iv)	holder of any Equity Securities of the Company has requested a redemption of their shares in accordance with these Articles; or

(v)

the suspension of the Company’s business operations as a whole for a continuous period of at least three (3) months due to any material administrative penalty imposed by the competent Governmental Authorities caused by the Group Companies’ provision of network audio-visual programs dissemination service without the Information Network Transmission Audio-visual Programs License, or of network publishing service without the Network Publishing Service License, and subject to the Law, at the option of any holder of Series D1 Shares, the Company shall redeem all or any part of the outstanding Series D1 Shares held by the requesting holder as elected by such holder out of funds legally available therefor including capital, at the Series D1 Redemption Price equal to the greater of a) and b) below. The redemption shall be completed within thirty (30) days after the Company is notified in writing by the holders of a majority of the then outstanding Series D1 Shares (the “Series D1 Redemption Date”):

a)	an amount equal to:

IP×(1.10)N, where

IP = Series D1 Issue Price; and

N = a fraction, the numerator of which is the number of calendar days between the Series D1 Original Issue Date and the day upon the receipt of all such redemption amount by the Series D1 Investor and the denominator of which is 365, plus all declared but unpaid dividends thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers;

b)

the fair market value of the Series D1 Shares, the valuation of which shall be determined through an independent appraisal performed by an appraiser selected jointly by the Board and the holders of at least a majority of outstanding Series D1 Shares; provided that such valuation shall not take into account any liquidity or minority interest discounts.

4.7	Redemption Notice

(a)

A notice of redemption by the holders of the Series A Shares, Series B Shares, Series C Shares, Series C1 Shares, Series C1+ Shares, Series D Shares or Series D1 Shares, as the case may be, to be redeemed (the “Redemption Notice”) shall be given to the Company at any time on or after the date falling thirty (30) days before the Redemption Start Date stating the Redemption Date, provided, however, that the Redemption Date so designated by any such holder of Preferred Shares, shall be no earlier than the thirtieth (30th) day following the date of such Redemption Notice. Upon receipt of the Redemption Notice, the Company shall promptly give written notice to each non-requesting holder of the Preferred Shares, who is also entitled to request for redemption, stating the existence of such Redemption Notice, the Series A Redemption Price, Series B Redemption Price, Series C Redemption Price, Series C1 Redemption Price, Series C1+ Redemption Price, Series D Redemption Price or Series D1 Redemption Price (as the case may be), the Applicable Redemption Date and the mechanics of redemption.

(i)

Manner and Mechanics of Redemption. Before any holder of Preferred Shares shall be entitled to redemption under the provisions of this Article 4.6, such holder shall surrender to the Company his or its certificate or certificates representing such Preferred Shares to be redeemed at the office of the Company, and thereupon the Series A Redemption Price, Series B Redemption Price, Series C Redemption Price, Series C1 Redemption Price, Series C1+ Redemption Price, Series D Redemption Price or Series D1 Redemption Price, shall be payable to the order of the person whose name appears on such certificate or certificates as the owner of such Preferred Shares and each such certificate shall be cancelled upon payment of the applicable Series A Redemption Price, Series B Redemption Price, Series C Redemption Price, Series C1 Redemption Price, Series C1+ Redemption Price, Series D Redemption Price or Series D1 Redemption Price. In the event less than all the Shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed Preferred Shares. Unless there has been a default in payment of the applicable Series A Redemption Price, the applicable Series B Redemption Price, the applicable Series C Redemption Price, the applicable Series C1 Redemption Price, the applicable Series C1+ Redemption Price, the applicable Series D Redemption Price or the applicable Series D1 Redemption Price, upon cancellation of the certificate representing such Preferred Shares to be redeemed, all dividends on such Preferred Shares designated for redemption on the Applicable Redemption Date shall cease to accrue and all rights of the holders thereof, except the right to receive the Series A Redemption Price, the Series B Redemption Price, the Series C Redemption Price, the Series C1 Redemption Price, the Series C1+ Redemption Price, the Series D Redemption Price or the Series D1 Redemption Price, as the case may be, thereof and all declared but unpaid dividends thereon, without interest, shall cease and terminate and such Preferred Shares shall cease to be issued Shares of the Company.

(ii)

Insufficient Fund. If the funds of the Company legally available for redemption on the Applicable Redemption Date are insufficient to redeem all of Series A Shares, Series B Shares, Series C Shares, Series C1 Shares, Series C1+ Shares, Series D Shares and Series D1 Shares (as the case may be) requested to be redeemed, the funds that are legally available shall nonetheless be paid and applied on the Applicable Redemption Date as follows:

(1)

First, the holder of Series D Shares shall be entitled to receive the Series D Redemption Price for each Series D Preferred Share, and the holder of Series D1 Shares shall be entitled to receive the Series D1 Redemption Price for each Series D1 Preferred Share, prior and in preference to the holders of Series C1+ Shares, holders of Series C1 Shares, holders of Series C Shares, holders of Series B Shares, and holders of Series A Shares. If the Company fails to pay on the Applicable Redemption Date the full Series D Redemption Price in respect of each Series D Preferred Share or the full Series D1 Redemption Price in respect of each Series D1 Preferred Share to be redeemed on such date because it has inadequate funds legally available therefor, the funds that are legally available shall nonetheless be paid and applied on the Applicable Redemption Date in a pro-rata manner against each Series D Preferred Share and Series D1 Preferred Share in accordance with the relative full amounts owed thereon, and the shortfall shall be paid and applied from time to time out of legally available funds immediately as and when such funds become legally available in a pro-rata manner against each Series D Preferred Share and Series D1 Preferred Share in accordance with the relative remaining amounts owed thereon.

(2)

Second, after the payment of the Series D Redemption Price and the Series D1 Redemption Price (as the case may be) for all Series D Shares and Series D1 Shares in full, the funds that are legally available shall be used to redeem such redeemable shares on a pro rata basis based on the aggregate amount that the holders of the Series C1+ Shares, Series C1 Shares, Series C Shares, Series B Shares and/or Series A Shares are respectively entitled to receive on such Preferred Shares that are requested to be redeemed as stated in the Redemption Notice.

(3)

Any Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein, including the rights of conversion set forth herein. If any time thereafter additional funds become legally available for the redemption, such funds shall immediately be used to redeem the balance of the shares which the Company has become obliged to redeem on Applicable Redemption Date but which it have not been redeemed.

(iii)

No Distribution. If the Company fails for whatever reason to redeem any Preferred Shares on their due date, until the date on which the same are redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

(iv)

Distribution of Profits of Subsidiaries. To the extent permitted by law, the Company shall procure that the profits of each subsidiary of the Company for the time being available for distribution shall be paid to the Company by way of dividend if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Preferred Shares required to be made pursuant to this Article 4.6.

4.8	Information Rights

(a)	So long as any Preferred Share remains outstanding, the Company shall deliver to each holder of such Preferred Shares the following documents of the Companies:

(i)

audited annual consolidated financial statements, along with a comparison against the Company’s business plan, within ninety (90) days after the end of each fiscal year, audited by one of the Big Four accounting firms or a Chinese accounting firm with IPO qualification or other reputable accounting firm acceptable to the Preferred Majority;

(ii)	unaudited quarterly consolidated financial statements, along with a comparison against the Company’s business plan, within forty-five (45) days of the end of each quarter;

(iii)	unaudited monthly consolidated financial statements, along with a comparison against the Company’s business plan, within thirty (30) days of the end of each month;

(iv)

a copy of the Company’s annual operating plan and an annual consolidated budget forecasting the Company’s revenues, expenses, and cash position on a month-to-month basis for the following fiscal year prior to the end of each fiscal year, subject to approval by the Board; and

(v)	copies of all documents and information sent to any shareholder (in its capacity as a shareholder of the Company).

All the financial statements referred to in this Article 4.7(a) shall be prepared in conformance with International Financial Reporting Standards or the generally accepted accounting principles (GAAP) of the PRC or USA or such other jurisdiction as the Board may designate with the written consent of the Preferred Holders and shall include a detailed balance sheet, profit and loss accounts, income statement and statement of cash flows and all directors’ notes thereto.

(b)

For so long as any Series A Shares, Series B Shares, Series C Shares, Series C1 Shares, Series C1+ Shares, Series D Shares or Series D1 Shares are in issue, the Series A Preference Shareholders, Series B Preference Shareholders, Series C Preference Shareholders, Series C1 Preference Shareholders, Series C1+ Preference Shareholders, Series D Preference Shareholders or Series D1 Preference Shareholders, as applicable, shall have the following rights during normal business hours:

(i)	the right to inspect facilities, records and books of each Group Company at any time during regular working hours on reasonable prior notice to the Company; and

(ii)	the right to discuss the business, operations and conditions of each Group Company with its directors, officers, employees, accountants, legal counsel and investment bankers.

5.	Specific Rights Attaching to Ordinary Shares

5.1

To the extent that there are any Preferred Shares issued and outstanding at any time, the entitlement of the holders of the Ordinary Shares to be paid dividends shall be subject to the provisions applicable to any such Preferred Shares with respect to the payment of dividends and the ranking of such Preferred Shares with respect to the payment of dividends to the holders of the Ordinary Shares. In all other respects, the holders of Ordinary Shares shall be entitled to be paid dividends of the Company out of amounts lawfully available for distribution on a pari passu basis with the Preferred Shares.

5.2	On a return of capital on liquidation or winding up of the Company, the holders of Ordinary Shares shall be entitled to return of capital in accordance with Article 43.

5.3

The Ordinary Shares shall confer upon such Shareholders the right to receive notice of and to attend and to vote at any general meeting of the Company and, at any such meeting, each holder of an Ordinary Share shall be entitled at such general meeting to exercise one vote per Ordinary Share held.

6.	Specific Rights Attaching to Employee Shares

6.1

To the extent that there are any Preferred Shares issued and outstanding at any time, the entitlement of the holders of the Employee Shares to be paid dividends shall be subject to the provisions applicable to any such Preferred Shares with respect to the payment of dividends and the ranking of such Preferred Shares with respect to the payment of dividends to the holders of the Employee Shares. In all other respects, the holders of the Employee Shares shall be entitled to be paid dividends of the Company out of amounts lawfully available for distribution on a pari passu basis with the Preferred Shares and the Ordinary Shares.

6.2	On a return of capital on liquidation or winding up of the Company, the holders of Employee Shares shall be entitled to return of capital in accordance with Article 43.

6.3	The Employee Shares shall confer upon such Shareholders no right to receive notice of and to attend and to vote at any general meeting of the Company.

6.4	Each Employee Share shall automatically be converted into one Ordinary Share pursuant to the ESOP.

6.5

No transfer of an Employee Share shall be permitted to be made save with the prior approval of the Board of Directors pursuant to the ESOP, which approval shall be in the sole and absolute discretion of the Board of Directors.

7.	Variation of Rights Attached to Shares

7.1

Subject to the Memorandum and Articles, if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may be varied with the consent in writing of the holders of not less than two-thirds (2/3) of the issued Shares of that class, or with the sanction of a resolution passed by at least a two-thirds (2/3) majority of the holders of Shares of the class present in person or by proxy at a separate general meeting of the holders of the Shares of that class. To every such separate general meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, but so that the necessary quorum shall be one or more persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Members who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that class, every Member of the class present in person or by proxy may demand a poll and shall on a poll have one vote for each Share of the class held by him.

7.2

For the purposes of convening and holding a meeting pursuant to the preceding Article, the Directors may treat all the classes or any two or more classes as forming one class if they consider that the variation or abrogation of the rights attached to such classes proposed for consideration at such meeting is the same variation or abrogation for all such relevant classes, but in any other case shall treat them as separate classes.

7.3

The rights conferred upon the holders of the Shares of any class shall not be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them, the redemption or purchase of any Shares, the conversion of Shares or by the passing of any Directors’ resolution to change or vary any investment objective, investment technique and strategy and/or investment policy in relation to a class of Shares or any modification of the fees payable to any service provider to the Company.

8.	Matters Requiring Consent of Preferred Holders

8.1

Notwithstanding any other provisions of the Memorandum or these Articles, the Shareholders and the Company shall each take all steps necessary to ensure that neither the Company nor any of its subsidiaries/associates shall carry out any of the following actions, and no affirmative board or members’ resolution shall be adopted to approve or carry out the same, except with the prior written consent of the Preferred Majority (except that items (a)-(l) below require the prior written approval of the Majority Series A Holders, Majority Series B Holders, Majority Series C Holders and Majority Series D Holders), which approval shall not be unreasonably withheld, to take any of the following actions:

(a)	any alteration or change in any of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the holders of Preferred Shares;

(b)

the authorization, creation, reclassification or issuance of any class or series of securities (or warrants, options or similar rights to acquire such securities) having any right, preference or priority superior to or on a parity with the Preferred Shares or any new issuance of debt or Equity Securities (or warrants, options or similar rights to acquire such securities) of the Company other than issuances to employees, directors and consultants pursuant to the ESOP;

(c)

any repurchase or redemption of any Equity Securities of the Company (other than pursuant to the terms herein, or conditions upon which such Equity Securities are issued and in both cases in accordance with the re-purchase or redemption provisions in the Memorandum and Articles or other constitutional documents) and the issuance of Equity Securities with such rights of repurchase or redemption;

(d)	any stock split, share consolidation or stock dividend, reclassification or other forms of restructuring of capital of the Company;

(e)	any increase or decrease of the registered capital of the Company, the WFOE and/or the Domestic Co;

(f)	any amendment or repeal of any provision of the Memorandum and Articles or other constitutional documents of the Company;

(g)	cease to conduct or carry on its business substantially as now conducted by any Group Company;

(h)	any acquisition, merger, sale, consolidation or joint venture of the Company;

(i)	any public offering of any debt or Equity Securities of the Company (except for a Qualified Public Offering);

(j)	the liquidation, winding up, dissolution, reorganization or arrangement of the Company under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors;

(k)

the sale of all or substantially all of the Company’s assets, intellectual property or goodwill, or the purchase of all or substantially all of the assets of another entity or acquisition of any entity;

(l)	the adoption, amendment or termination of the ESOP for the benefit of the Company’s employees, directors and consultants and the amendment to any terms and conditions thereof;

(m)	the declaration or payment of a dividend on any Equity Securities of the Company;

(n)

any creation or authorization of the creation of any debt security (other than equipment leases or bank lines of credit), unless such debt security has received the prior approval of the Board (including the approval of the Investor Directors) or is incurred in the ordinary course of business;

(o)	any change of the size of the board of directors of any Group Company;

(p)	any change in the nature or scope of the business of the Company, enter new lines of business, or the current line of business;

(q)	establishment of any subsidiary or strategic alliance of the Company with or into one or more entities;

(r)

any transaction between the Company and any of its Shareholders, directors, officers, employees or other insiders and any of their Affiliates or Associates other than on an arms-length basis and upon prior full disclosure in writing to the Shareholders;

(s)	any matter in which the Company pledges or mortgages its assets or acts as a guarantor;

(t)	any increase or decrease in the number of directors of any Group Company’s Board;

(u)	the appointment or removal of the chief executive officer and chief financial officer of the Company;

(v)	the appointment or removal of the auditors of the Company and the determination of their fees, remuneration or other compensation;

(w)	any increase in compensation of any of the five (5) most highly compensated employees of the Company;

(x)	the amendment of accounting policies or change of the financial year of the Company;

(y)	any related transaction with any third party other than those in the ordinary course of business;

(z)

any entering into, restatement or amendment to agreements between either the Domestic Co or another PRC entity and the WFOE or another PRC Subsidiary of the Company (including without limitation the Second Amended and Restated Control Documents) that provide contractual control to the WFOE or such PRC Subsidiary of the Company over the Domestic Co or such other PRC entity and therefore allow the Company to consolidate the financial statements of the Domestic Co or such other PRC entity with those of the Company for financial reporting purposes outside of the ordinary course of business;

(aa)

any incurrence of debt or expenditure by the Company in excess of US$100,000 (whether by single or series of related transaction(s)), other than (i) those debts or expenditures as provided for in the annual budget adopted by the Board; or (ii) trade credit incurred in the ordinary course of business of the Company;

(bb)	a Qualified Public Offering; or

(cc)	the adoption of the annual budget and the establishment of milestones for the Company.

8.2

Notwithstanding anything to the contrary in the foregoing, if any matter is required by the Law and/or the Articles to be passed by a Special Resolution, then at any meeting convened to consider any resolution to be passed as a Special Resolution, the holders of all the then-issued and outstanding Preferred Shares shall enjoy, collectively, a weighted vote equal to two-thirds (2/3) of all the then-issued and outstanding voting Shares of the Company.

8.3

For the avoidance of doubt, at any meeting convened to consider any resolution to be passed as a Special Resolution, (i) the holder(s) of all the then-issued and outstanding voting Shares shall vote together as a single class, (ii) the holder(s) of any series of the then-issued and outstanding Preferred Shares shall not vote as a separate class, and (iii) each Preferred Share in issue at the time of voting shall be capable of exercising its weighted voting right given pursuant to Article 8.2 either in favor or against the act put to vote of all the then-issued and outstanding voting Shares.

9.	Register of Members

9.1	The Company shall maintain or cause to be maintained the Register of Members.

9.2

For the purpose of determining Members entitled to notice of, or to vote at, any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed thirty days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members the Register of Members shall be closed for at least ten days immediately preceding the meeting.

9.3

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at, any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or in order to make a determination of Members for any other purpose.

9.4

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such Dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

10.	Certificates

10.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other persons authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

10.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

10.3

If a share certificate is defaced, lost or destroyed, it may be renewed on payment of such fee as determined by the directors, if any, and on such terms, if any, as to the evidence and indemnity, as the Directors think fit.

11.	Lien

11.1

The Company shall have a lien on every Share (not being a fully-paid Share) for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that Share, and the Company shall also have a lien on all Shares (other than fully-paid Shares) standing registered in the name of a single person for all moneys presently payable by him or his estate to the Company; but the Directors may, at any time, declare any share to be wholly or in part exempt from this Article. The Company’s lien, if any, on any Share shall extend to all dividends payable thereon.

11.2

The Company may sell, in such manner as the Directors think fit, any Shares in which the Company has a lien, but no sale shall be made unless some amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the persons entitled thereto by reason of his death or bankruptcy.

11.3

For giving effect to any such sale the Directors may authorize some person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

11.4

The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the person entitled to the Shares at the date of the sale.

12.	Calls on Shares

12.1	The Directors may, from time to time, make calls upon the Members in respect of any moneys unpaid on their Shares.

12.2	Each Member shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on his Shares.

12.3	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

12.4

If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum at the rate of six per cent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

12.5

The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

12.6	The Directors may make arrangements on the issue of Shares for a difference between the holders in the amount of calls to be paid and in the times of payment.

12.7

The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the moneys uncalled and unpaid upon any Shares held by him; and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate as may be agreed upon between the Member paying the sum in advance and the Directors.

13.	Transfer and Transmission of Shares

13.1

The instrument of transfer of any Share shall be executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee) and the transferor shall be deemed to remain a holder of the Share until the name of the transferee is entered in the Register of Members in respect thereof.

13.2	Subject to applicable laws of the Cayman Islands and these Articles, Shares may be transferred in any usual or common form approved by the Directors.

13.3

The Directors may also suspend the registration of transfers at such time and for such periods as they may determine and may decline to register any transfer of Shares for any reason as they may from time to time determine, provided that if the directors refuse to register a transfer of any Shares, they shall, within two months after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

13.4

The legal personal representative of a deceased sole holder of a Share shall be the only person that may be recognized by the Company as having title to the Share. In the case of a Share registered in the name of two or more holders, the survivor(s) or the legal personal representatives of the deceased shall be the only person(s) recognized by the Company as having title to the Share.

13.5

Any person becoming entitled to a Share in consequence of the death or bankruptcy of a Member shall, upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Member in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt person before the death or bankruptcy.

13.6

A person becoming entitled to a Share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share, except that he shall, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

13.7

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Law) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

14.	RIGHT OF FIRST OFFER ON NEW ISSUES

14.1

General. Each Preferred Holder and its permitted transferees to which rights have been duly assigned (each, a “Participation Rights Holder”) shall have the right of first refusal to purchase such Participation Rights Holder’s Pro Rata Share of all (or any part) of any New Securities that the Company may from time to time issue after the date hereof (the “Right of Participation”).

14.2

New Securities. “New Securities” shall mean any Preferred Shares, any Ordinary Shares or other Shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such Preferred Shares, Ordinary Shares, other Shares of the Company, or securities of any type whatsoever that are, or may become, convertible or exchangeable into such Preferred Shares, Ordinary Shares or other Shares, provided, however, that the term “New Securities” shall not include:

(a)	any Conversion Shares issued upon conversion of the Preferred Shares;

(b)

any Shares issued in connection with any share split, share consolidation, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(c)	any Shares issued upon the exercise, conversion or exchange of any outstanding security if such outstanding security constitutes a New Security;

(d)	any securities issued pursuant to a Qualified Public Offering;

(e)

any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity; or

(f)	up to 40,000,000 Ordinary Shares (and/or options or warrants therefor) issued to employees, officers, directors, consultants or advisers of the Group Companies pursuant to the ESOP.

14.3

First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder (as defined in the Shareholders Agreement) a written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have ten (10) Business Days from the date of receipt of any such First Participation Notice to agree in writing to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving a written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share). If any Participation Rights Holder fails to so agree in writing within such ten (10) Business Day period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase but without prejudice to participate in any future or other offerings of New Securities, provided, however, that if any Participation Rights Holder fails to give the above required notice solely because of the Company’s failure to comply with the notice provision of this Article 14.3, then the Company shall not effect the proposed issuance of any New Securities.

14.4

Second Participation Notice; Oversubscription. If any Participation Rights Holder fails or declines to exercise its Right of Participation in accordance with Article 14.3 above, the Company shall promptly give a written notice (the “Second Participation Notice”) to other Participation Rights Holders who have exercised their Right of Participation in full (the “Right Participants”) in accordance with Article 14.3 above. Each Right Participant shall have ten (10) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within two (2) Business Days. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Right Participant will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such oversubscribing Right Participant and the denominator of which is the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by all the oversubscribing Right Participants. Each Right Participant shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Article 14 and the Company shall so notify the Right Participants within fifteen (15) Business Days following the date of the Second Participation Notice.

14.5

Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Participation Rights Holder exercises the Right of Participation within ten (10) Business Days following the issuance of the First Participation Notice, the Company shall have ninety (90) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation hereunder was not exercised) at the same or higher price and upon non-price terms not materially more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such ninety (90) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Article 14.

14.6	Termination. The Right of Participation for each Participation Rights Holder shall terminate upon the consummation of a Qualified Public Offering.

15.	RIGHT OF FIRST REFUSAL ON SHARE TRANSFER

15.1

Sale of Ordinary Shares; Notice of Sale. Subject to Article 18 of these Articles, if any Founder or its successor or permitted assign (the “Selling Shareholder”) proposes to sell or transfer any Ordinary Share Equivalents directly or indirectly held by such Founder, then such Selling Shareholder shall promptly give a written notice (the “Transfer Notice”) to each Preferred Holder prior to such sale or transfer. The Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of Offered Shares, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

15.2

Right of First Refusal by Preferred Holders. Each Preferred Holder shall have the right, exercisable upon a written notice (the “First Refusal Notice”) to the Selling Shareholder, the Company and each other Preferred Holder within ten (10) Business Days after receipt of the Transfer Notice (the “First Refusal Period”) of its election to exercise its right of first refusal hereunder. The First Refusal Notice shall set forth the number of Offered Shares that such Preferred Holder wishes to purchase, which amount shall not exceed the First Refusal Allotment of such Preferred Holder. Such right of first refusal shall be exercised as follows:

(a)

First Refusal Allotment. Each Preferred Holder shall have the right to purchase that number of the Offered Shares (the “First Refusal Allotment”) equivalent to the product obtained by multiplying the aggregate number of the Offered Shares by a fraction, the numerator of which is the number of Ordinary Share Equivalents held by such Preferred Holder at the date of the Transfer Notice (on a fully-diluted and as-converted basis) and the denominator of which is the total number of Ordinary Share Equivalents owned by all Preferred Holders at the date of the Transfer Notice (on a fully-diluted and as-converted basis). Any Preferred Holder shall not have a right to purchase any of the Offered Shares unless it exercises its right of first refusal within the First Refusal Period to purchase all or a portion of its First Refusal Allotment of the Offered Shares. To the extent that any Preferred Holder does not exercise its right of first refusal to the full extent of its First Refusal Allotment, the Selling Shareholder and the exercising Preferred Holders shall, within five (5) days after the end of the First Refusal Period, make such adjustments to the First Refusal Allotment of each exercising Preferred Holder so that any remaining Offered Shares may be allocated to such exercising Preferred Holders on a pro rata basis.

(b)

Expiration Notice. Within ten (10) days after expiration of the First Refusal Period, the Company shall give a written notice (the “First Refusal Expiration Notice”) to the Selling Shareholder specifying either (i) that all of the Offered Shares were subscribed for by the Preferred Holders exercising their rights of first refusal or (ii) that the Preferred Holders have not subscribed for all of the Offered Shares in which case the First Refusal Expiration Notice will specify the Co-Sale Pro Rata Portion of the remaining Offered Shares for the purpose of the Preferred Holders’ co-sale right described in Article 16 below.

(c)

Purchase Price. The purchase price for the Offered Shares to be purchased by the Preferred Holders exercising their right of first refusal will be the price set forth in the Transfer Notice, but will be payable as set forth in Article 15.2(d) below. If the purchase price in the Transfer Notice includes consideration other than cash, the cash equivalent value of the non-cash consideration will be as previously determined by the Board in good faith, which determination will be binding upon the Company, the Preferred Holders and the Selling Shareholder, absent fraud or error.

(d)

Payment. Payment of the purchase price for the Offered Shares purchased by the Preferred Holders shall be made by wire transfer or check as directed by the Selling Shareholder within thirty (30) days following the date of the First Refusal Expiration Notice or at a date as mutually agreed by the Selling Shareholder and the Preferred Holders, and concurrently therewith, the Selling Shareholder shall sell and deliver the Offered Shares to such Preferred Holders, and the Company shall concurrently therewith deliver to such Preferred Holders a copy of the Company’s Register of Members, updated to show each such Preferred Holder as the transferee and owner of the applicable number of Offered Shares it purchased under this Article 15.

(e)

Rights of a Selling Shareholder. If any Preferred Holder exercises its right of first refusal to purchase up to its pro rata portion of the Offered Shares, then, upon the date the notice of such exercise is given by such Preferred Holder, the Selling Shareholder will have no further rights as a holder of such portion of Offered Shares except the right to receive payment for such portion of Offered Shares from such Preferred Holder in accordance with the terms of this Agreement, and the Selling Shareholder will forthwith cause all certificate(s) evidencing such Offered Shares to be surrendered to the Company for transfer to such Preferred Holder.

For the avoidance of doubt, each of the Investors may freely transfer any Equity Securities of the Company now or hereafter owned or held by it without limitation; provided that (i) such transfer is effected in compliance with all applicable Laws, (ii) the transferee shall execute and deliver such documents and take such other actions as may be necessary for the transferee to join in and be bound by the terms of this Agreement as an “Investor” (if not already a Party hereto) upon and after such transfer, and (iii) the transferee is not a Competitor (as defined in the Shareholders Agreement). The Company shall update its register of members upon the consummation of any such permitted transfer. Each of the Investors shall be entitled to disclose to any bona fide proposed transferee any information, documents or materials concerning the Company known to or in possession of such Investor, and the Company shall provide any assistance or cooperation reasonably requested by it or the proposed transferee in connection with such proposed transferee’s due diligence investigation of the Company.

(f)

Application of Co-Sale Right. In the event that the Preferred Holders have not exercised their right of refusal with respect to all of the Offered Shares, then the sale of the remaining Offered Shares not purchased under the right of first refusal pursuant to this Article 15.2(f) shall become subject to the co-sale right of the Preferred Holders as set forth in Article 16 below.

16.	CO-SALE RIGHT

16.1

To the extent that the Preferred Holders have not exercised their right of first refusal with respect to any or all Offered Shares, then any Preferred Holder that has not exercised its right of first refusal pursuant to Article 15 above (each, a “Co-Sale Right Holder”) shall have the right, exercisable upon a written notice to the Selling Shareholder, the Company and each other Preferred Holder (the “Co-Sale Notice”) within twenty (20) days after receipt of the First Refusal Expiration Notice (the “Co-Sale Right Period”), to participate in such sale of the Offered Shares on the same terms and conditions as set forth in the Transfer Notice. The Co-Sale Notice given by a Co-Sale Right Holder shall set forth the number of Ordinary Share Equivalents (on a fully-diluted and as-converted basis) that such Co-Sale Right Holder wishes to include in such sale or transfer, which amount shall not exceed the Co-Sale Pro Rata Portion of such Co-Sale Right Holder. To the extent one or more of the Co-Sale Right Holders exercise such co-sale right in accordance with the terms and conditions set forth below, the number of Ordinary Share Equivalents that the Selling Shareholder may sell in the transaction shall be correspondingly reduced. The co-sale right of each Co-Sale Right Holder shall be subject to the following terms and conditions:

(a)

Co-Sale Pro Rata Portion. Each Co-Sale Right Holder may sell all or any part of that number of Ordinary Share Equivalents held by it that is equal to the Co-Sale Pro Rata Portion. To the extent that any Co-Sale Right Holder does not exercise its co-sale right to the full extent of its Co-Sale Pro Rata Portion, the Selling Shareholder and the Co-Sale Right Holders shall, within five (5) days after the end of such Co-Sale Right Period, make such adjustments to the Co-Sale Pro Rata Portion of each Co-Sale Right Holder so that any remaining Offered Shares may be allocated to such Co-Sale Right Holders on a pro rata basis.

(b)

Transferred Shares. Each Co-Sale Right Holder shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i)	the number of Ordinary Share Equivalents which such Co-Sale Right Holder elects to sell;

(ii)

that number of Preferred Shares which is at such time convertible into applicable number of Ordinary Shares (calculated on a fully-diluted and as-converted basis in accordance with the Memorandum and Articles) that such Co-Sale Right Holder elects to sell; provided in such case that, if the prospective purchaser objects to the delivery of Preferred Shares in lieu of Ordinary Shares, such Co-Sale Right Holder shall convert such Preferred Shares into Ordinary Shares and deliver Ordinary Shares as provided in Article 16.1(b)(i) above. The Company agrees to make any such conversion concurrent with the actual transfer of such Shares to the purchaser and contingent upon such transfer; or

(iii)	a combination of the above.

(c)

Payment to Co-Sale Right Holders. The share certificate or certificates that the Co-Sale Right Holder delivers to the Selling Shareholder pursuant to Article 16.1(b)(i) shall be transferred to the prospective purchaser in consummation of the sale of the Offered Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such Co-Sale Right Holder that portion of the sale proceeds to which such Co-Sale Right Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase any Share or other securities from a Co-Sale Right Holder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any Ordinary Share Equivalents unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such Shares or other Equity Securities of the Company from such Co-Sale Right Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

(d)

Right to Transfer. To the extent the Preferred Holders do not elect to purchase, or to participate in the sale of, up to their pro rata portion of the Offered Shares subject to the Transfer Notice, the Selling Shareholder may, not later than ninety (90) days following delivery to the Company and each Preferred Holder of the Transfer Notice, conclude a transfer of the remaining Offered Shares, which in each case shall be on substantially the same terms and conditions as those described in the Transfer Notice. Any proposed transfer on terms and conditions which are materially different from those described in the Transfer Notice, as well as any subsequent proposed transfer of any Ordinary Share Equivalents by the Selling Shareholder, shall again be subject to the right of first refusal and the co-sale right of the Preferred Holders, as applicable, and shall require compliance by the Selling Shareholder with the procedures described in Article 16 and Article 17 of this Agreement.

17.	Right of Drag-along

17.1

In the event that the Company fails to redeem all or any part of the outstanding Preferred Shares held by the applicable requesting holders of Preferred Shares as stipulated in Article 4.5 hereof, the holders of at least seventy-five percent (75%) of the then outstanding Preferred Shares shall have the right to jointly approve a Trade Sale (as defined below, an “Approved Sale”) to a bona fide third-party potential purchaser with a valuation of the Company of at least US$200,000,000 or other valuation jointly approved by the holders of at least seventy-five percent (75%) of the then outstanding Preferred Shares and holders of a majority of the then outstanding Ordinary Shares. Each of the other Shareholders of the Company (the “Dragged Shareholders”) shall (i) sell, transfer, and/or exchange, as the case may be, all of their Shares in such Approved Sale to such purchaser on the same terms and conditions as were agreed by the holders of at least seventy-five percent (75%) of the then outstanding Preferred Shares, provided, however, that such terms and conditions, including with respect to price paid or received per share, may differ as between the Ordinary Shares and the Preferred Shares in order to reflect the liquidation preferences of the Preferred Shares set forth in these Articles; (ii) refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to or in connection with such proposed Approved Sale; and (iii) take all actions reasonably necessary to consummate the proposed Approved Sale.

17.2

Notwithstanding anything herein to the contrary, if at any time after the date hereof, (1) more than seventy-five percent (75%) of the then outstanding Preferred Shares, and (2) more than half of all the outstanding Ordinary Shares, voting as separate classes on an as-converted basis (collectively, the “Drag-Along Shareholders”), all vote in favor of a proposed transfer of all Ordinary Shares or securities convertible into or exercisable for Ordinary Shares of the Company held by them to a purchaser, or approve a proposed Trade Sale (each, a “Drag-Along Sale”), then, in any such event, upon written notice from such Drag-Along Shareholders requesting them to do so, each of the Dragged Shareholders shall (i) be present, in person or by proxy, as a holder of shares of voting securities, at all meetings for the vote upon any such proposed acquisition (so as to be counted for the purposes of determining the presence of a quorum at such meetings); (ii) vote, or give its written consent with respect to, all the Ordinary Shares held by them in favor of such proposed Drag-Along Sale and in opposition of any proposal that could reasonably be expected to delay or impair the consummation of any such proposed Drag-Along Sale; (iii) transfer all of its Equity Securities of the Company in such Drag-Along Sale to such purchaser; (iv) refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to or in connection with such proposed Drag-Along Sale; and (v) take all actions reasonably necessary to consummate the proposed Drag-Along Sale, including without limitation amending the Memorandum and Articles. All proceeds derived from a Dragged Along Sale shall be distributed among the holders of Preferred Shares and Ordinary Shares in accordance with the Memorandum and Articles, taking into account any liquidation preferences to which the holders of Preferred Shares are entitled thereunder. Notwithstanding any provision to the contrary, the share transfer restrictions in Articles 14 through 19 of these Articles shall not apply to any transfers made pursuant to this Article 17.

17.3	Representation and Undertaking.

(a)

Any such sale or disposition by the Dragged Shareholders shall be on the same terms and conditions as the proposed Drag-Along Sale by the Drag-Along Shareholders. Such Dragged Shareholders shall be required to make customary and usual representations and warranties in connection with the Drag-Along Sale, including, without limitation, as to their ownership and authority to sell, free of all liens, claims and encumbrances of any kind, the shares proposed to be transferred or sold by such persons or entities; and any violation or breach of or default under (with or without the giving of notice or the lapse of time or both) any law or regulation applicable to such Dragged Shareholders or any material contract to which such Dragged Shareholders are a party or by which they are bound and shall, without limitation as to time, indemnify and hold harmless to the full extent permitted by law, the purchasers against all obligations, costs, damages, expenses, losses, judgments, assessments or other liabilities including, without limitation, any special, indirect, consequential or punitive damages, any court costs, costs of preparation, attorney’s fees or expenses, or any accountant’s or expert witness’ fees arising out of, in connection with or related to any breach or alleged breach of any representation or warranty made by, or agreements, understandings or covenants of such Dragged Shareholders as the case may be, under the terms of the agreements relating to such Drag-Along Sale.

(b)

Each of the Dragged Shareholders undertakes to obtain all consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any governmental authority or any third party (the “Consents”), which are required to be obtained or made in connection with the Drag-Along Sale.

(c)	Each of the Dragged Shareholders undertakes to pay its pro rata share of expenses incurred in connection with the Drag-Along Sale.

17.4

Drag-Along Notice. Prior to making any Drag-Along Sale in which the Drag-Along Shareholders wish to exercise their rights under this Article 17.4 the Drag-Along Shareholders shall provide the Company and the Dragged Shareholders with written notice (the “Drag-Along Notice”) not less than thirty (30) days prior to the proposed date of closing of the Drag-Along Sale (the “Drag-Along Sale Date”). The Drag-Along Notice shall set forth: (i) the name and address of the purchasers; (ii) the proposed amount and form of consideration to be paid, and the terms and conditions of payment offered by each of the purchasers; (iii) the Drag-Along Sale Date; (iv) the number of shares held of record by the Drag-Along Shareholders on the date of the Drag-Along Notice which form the subject to be transferred, sold or otherwise disposed of by the Drag-Along Shareholders; and (v) the number of shares of the Dragged Shareholders to be included in the Drag-Along Sale. In the event that the Drag-Along Sale Date does not occur within ninety (90) days after the date of the Drag-Along Notice, the shareholders of the Company shall have no obligations to sell their Equity Securities of the Company unless they receive a new Drag-Along Notice or otherwise agree with the purchaser(s) in writing.

17.5

Transfer Certificate. On the Drag-Along Sale Date, each of the Drag-Along Shareholders and the Dragged Shareholders shall deliver or cause to be delivered an instrument of transfer and a certificate or certificates evidencing its Equity Securities of the Company to be included in the Drag-Along Sale, duly endorsed for transfer with signatures guaranteed, to such third party purchasers in the manner and at the address indicated in the Drag-Along Notice.

17.6

Payment. The Dragged Shareholders shall receive consideration per share equal to the per share consideration received by the Drag-Along Shareholders pursuant to the proposed Drag-Along Sale. If the Drag-Along Shareholders or the Dragged Shareholders receive the purchase price for their shares or such purchase price is made available to them as part of a Drag-Along Sale and, in either case, they fail to deliver certificates evidencing their shares as described in this Article 17, they shall for all purposes be deemed no longer to be a shareholder of the Company (with the record books of the Company updated to reflect such status), shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to any shares held by them, shall have no other rights or privileges as a shareholder of the Company and, in the event of liquidation of the Company, their rights with respect to any consideration they would have received if they had complied with this Article 17, if any, shall be subordinate to the rights of any equity holder. In addition, the Company shall stop any subsequent transfer of any such shares held by such shareholders.

17.7

Definition of Trade Sale. A “Trade Sale” shall mean (i) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company or the Domestic Co, (ii) a transfer or an exclusive licensing of all or substantially all of the intellectual property of the Company or the Domestic Co, (iii) a sale, transfer or other disposition of a majority of the issued and outstanding share capital of the Company or a majority of the voting power of the Company or the Domestic Co; or (iv) a merger, consolidation or other business combination of the Company or the Domestic Co with or into any other business entity in which the shareholders of the Company or the Domestic Co, immediately after such merger, consolidation or business combination, hold shares representing less than a majority of the voting power of the outstanding share capital of the surviving business entity.

17.8

Exempt Transfers. Notwithstanding anything to the contrary contained herein, the right of first refusal and co-sale rights of the Preferred Holders under Article 15 and Article 16 shall not apply (a) to a repurchase of Shares from a Selling Shareholder by the Company at a price no greater than that originally paid by such Selling Shareholder for such Shares and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board, (b) in the case of a Selling Shareholder that is a natural person, upon a transfer of Shares by such Selling Shareholder of no more than ten percent (10%) in aggregate of all of the Ordinary Shares he holds in the Company as of the date of the Series C1 Purchase Agreement (unless otherwise approved in writing by the Preferred Holders), either during his or her lifetime or on death by will or intestacy, to his or her Immediate Family Members or any other relatives approved by the Board of the Company, or any custodian or trustee for the account of a Selling Shareholder or a Selling Shareholder’s Immediate Family Members, and (c) to the sale of any Shares to the public in a Qualified Public Offering or in connection with a sale of the Company (each transferee pursuant to the foregoing subsections (a), (b) and (c), a “Permitted Transferee”); provided that, in any event, adequate documentation therefor is provided to the Preferred Holders to their reasonable satisfaction with respect to such transfer and that any such Permitted Transferee agrees in writing to be bound by this Agreement in place of the relevant transferor; provided, further, that such transferor shall remain liable for any breach by such Permitted Transferee of any provision hereunder.

18.	Prohibited Transfers.

18.1

Except for transfers to his Permitted Transferees as provided in Article 17 above, none of the Founders or the Permitted Transferees thereof shall, without the prior written consent of (i) the Series A Preference Shareholder or their permitted assigns holding at least a majority of the Series A Shares and applicable Conversion Shares then outstanding (on an as-converted basis),(ii) the Series B Preference Shareholders or their permitted assigns holding at least a majority of the Series B Shares and applicable Conversion Shares then outstanding (on an as-converted basis),(iii) the Series C Preference Shareholders or their permitted assigns holding at least a majority of the Series C Shares and applicable Conversion Shares then outstanding (on an as-converted basis), (iv) the Series C1 Preference Shareholders or their permitted assigns holding at least a majority of the Series C1 Shares and applicable Conversion Shares then outstanding (on an as-converted basis), (v) the Series C1+ Preference Shareholders or their permitted assigns holding at least a majority of the Series C1+ Shares and applicable Conversion Shares then outstanding (on an as-converted basis), (vi) the Series D Preference Shareholders or their permitted assigns holding at least a majority of the Series D Shares and applicable Conversion Shares then outstanding (on an as-converted basis), and (vii) the Series D1 Preference Shareholders or their permitted assigns holding at least a majority of the Series D1 Shares and applicable Conversion Shares then outstanding (on an as-converted basis), sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any Equity Securities of the Company now or hereafter held by such Founder to any Person on or prior to a Qualified Public Offering, whichever happens earlier. Notwithstanding the foregoing, each Founder shall be entitled to, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions up to three percent (3%) in the aggregate of all of the Ordinary Shares such Founder holds in the Company as of date of the Shareholders Agreement to any other third parties.

18.2

Any attempt by a Party to sell or transfer any Equity Securities of the Company in violation of Articles 15, 16 and 17 shall be void and the Company hereby agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such Equity Securities without the written consent of (i) the Series A Preference Shareholders holding at least a majority of Series A Shares and Conversion Shares then outstanding (on an as-converted basis), (ii) the Series B Preference Shareholders holding at least a majority of Series B Shares and Conversion Shares then outstanding (on an as-converted basis), (iii) the Series C Preference Shareholders holding at least a majority of Series C Shares and Conversion Shares then outstanding (on an as-converted basis), (iv) the Series C1 Preference Shareholders holding at least a majority of Series C1 Shares and Conversion Shares then outstanding (on an as-converted basis), (vi) the Series D Preference Shareholders holding at least a majority of Series D Shares and Conversion Shares then outstanding (on an as-converted basis), and (vii) the Series D1 Preference Shareholders holding at least a majority of the Series D1 Shares and Conversion Shares then outstanding (on an as-converted basis).

19.	Restriction on Indirect Transfers.

19.1

Notwithstanding anything to the contrary contained herein but subject to Article 18 above, without the prior written approval of (i) the Series A Preference Shareholder holding at least a majority of Series A Shares and applicable Conversion Shares then outstanding (on an as-converted basis), (ii) the Series B Preference Shareholders holding at least a majority of Series B Shares and applicable Conversion Shares then outstanding (on an as-converted basis), (iii) the Series C Preference Shareholders holding at least a majority of Series C Shares and applicable Conversion Shares then outstanding (on an as-converted basis), (iv) the Series C1 Preference Shareholders holding at least a majority of Series C1 Shares and applicable Conversion Shares then outstanding (on an as-converted basis), (v) the Series D Preference Shareholders holding at least a majority of Series D Shares and applicable Conversion Shares then outstanding (on an as-converted basis), and (v) the Series D1 Preference Shareholders holding at least a majority of Series D1 Shares and applicable Conversion Shares then outstanding (on an as-converted basis), (a) none of the Group Companies shall, nor shall any of them cause or permit any other Person to, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any Equity Securities in any Group Company to any Person, and (b) none of the Founders shall, nor shall any of them cause or permit any other Person to, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any Equity Securities in any PRC Group Company to any Person. Any transfer in violation of this Article 19 shall be void and each Group Company and each Founder hereby agrees that it will not effect such sale, assignment, transfer, pledge, hypothecation, mortgage, encumbrance or other disposition nor will it treat any alleged transferee as the holder of such Equity Securities unless in accordance with this Article 19.

20.	Forfeiture of Shares

20.1

If a Member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on such Member requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

20.2

Such notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed, the Shares in respect of which the call was made will be liable to be forfeited.

20.3

If the requirements of such notice are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect.

20.4

A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

20.5

A person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares, but his liability shall cease if and when the Company receives payment in full of the nominal amount of the Shares.

20.6

A statutory declaration in writing that the declarant is a Director of the Company, and that a Share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the Share. The Company may receive the consideration, if any, given for the Share on any sale or disposition thereof and may execute a transfer of the Share in favour of the person to whom the Share is sold or disposed of and he shall thereupon be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

20.7

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

20.8	The Company may, by Ordinary Resolution, convert any paid-up Shares into stock, and reconvert any stock into paid-up Shares of any denomination.

20.9

The holders of stock may transfer the same, or any part thereof, in the same manner and subject to the same terms as the Shares from which the stock arose might prior to the conversion have been transferred, or as near thereto as circumstances admit; but the Directors may, from time to time, fix the minimum amount of stock transferrable and restrict or forbid the transfer of fractions of that minimum, but the minimum shall not exceed the nominal amount of the Shares from which the stock arose.

20.10

The holders of stock shall, according to the amount of the stock held by them, have the same rights, privileges and advantages as regards dividends, voting at meetings of the Company and other matters as if they held the Shares from which the stock arose, but no such privilege or advantage (except participation in the dividends and profits of the Company) shall be conferred by any such aliquot part of stock as would not, if existing Shares, have conferred that privilege or advantage.

20.11	Such of the regulations of the Company as are applicable to paid-up Shares shall apply to stock, and the words “share” and “member” therein shall include “stock” and “stockholder”.

21.	Alteration of Capital and Changes to Memorandum and Articles of Association

21.1	The Company may, from time to time by Ordinary Resolution, increase the share capital by such sum, to be divided into Shares of such amount, as the resolution shall prescribe.

21.2	All new Shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

21.3	Subject to Article 8 and the Law and the rights and restrictions attaching to any class, the Company may by Ordinary Resolution:

(i)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(ii)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(iii)

sub-divide its existing Shares, or any of them, into Shares of smaller amounts than is fixed by the Memorandum provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(iv)

cancel any Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

21.4	Subject to any authorization or consent required by the Law or these Articles, the Company may by Special Resolution:

(i)	change its name;

(ii)	alter or add to these Articles;

(iii)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(iv)	reduce its share capital and any capital redemption reserve fund.

22.	Redemption and Repurchase of Shares

22.1	Subject to the provisions of the Law and Article 4.5 of these Articles and the rights and restrictions attaching to any class, the Company may:

i.	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

ii.	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder; and

iii.	make a payment in respect of the redemption or purchase of its own Shares in any manner authorized by the Law, including out of its capital.

22.2

The Directors may levy a charge of such amount as they may from time to time determine on the redemption of Shares of any class or series which are redeemed within such periods of the date of issue or in such other circumstances as the Directors may from time to time determine. Such charge may be waived by the Directors or paid to the Company or to such other person as the Directors may determine.

22.3

The timing of payments to a redeeming Member of the redemption proceeds to which such redeeming Member is entitled upon a redemption of Shares pursuant to these Articles, the amounts of each such payment, the currency in which such redemption proceeds shall be paid and the extent to which amounts may be withheld therefrom and the interest (if any) to be applied thereto shall be determined by the Directors from time to time.

22.4

Amounts payable to a redeeming Member in connection with the redemption of Shares may be paid in cash (unless the Directors determine to pay the redemption price (or any amount thereof) by way of delivery of assets in specie) and normally will be posted or sent by wire transfer upon the redeeming Member’s request and at his expense.

22.5

The nominal value of Shares may be redeemed out of the proceeds arising from the issue of an equal number of Shares and the premium (if any) on such Shares shall be paid from the Share Premium Account provided always that at the discretion of the Directors such Shares may be redeemed out of the profits of the Company which would otherwise have been available for dividends and any premiums thereon may be paid out of the profits of the Company or, if permitted by the Law, out of capital.

22.6

Upon the redemption of a Share being effected pursuant to these Articles, the redeeming Member shall cease to be entitled to any rights in respect thereof (excepting always the right to receive a dividend which has been declared in respect thereof prior to such redemption being effected or any redemption proceeds payable under these Articles) and accordingly his name shall be removed from the Register with respect thereto and the Share shall be available for re-issue as an unclassified Share and until re-issue shall form part of the unissued share capital of the Company.

22.7

Upon the redemption of any Shares being effected pursuant to these Articles, the Directors shall have the power to divide in specie the whole or any part of the assets of the Company and appropriate such assets in satisfaction or part satisfaction of the redemption price to one or more redeeming Members or Members being compulsorily redeemed on such terms as they may determine.

22.8	Subject to the provisions of the Law, the Company may purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with a Member.

23.	General Meetings

23.1

A general meeting shall be held once in every calendar year at such time and place as may be resolved by the Company in general meeting, or in default, at such time in the third month following that in which the anniversary of the Company’s incorporation occurs, and at such place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten o’clock in the morning.

23.2

General meetings shall also be convened on the requisition in writing of any Member or Members entitled to attend and vote at general meetings of the Company holding at least ten percent of the paid up voting share capital of the Company deposited at the Registered Office specifying the objects of the meeting for a date no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

23.3

The Directors may, whenever they think fit, convene an extraordinary general meeting. If, at any time, there are not sufficient Directors capable of acting to form a quorum, any Director or any two Members of the Company may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings are to be convened by Directors.

23.4

If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

24.	Notice of General Meetings

24.1

At least seven days’ notice (exclusive of the day on which notice is served or deemed to be served, but inclusive of the day for which notice is given) specifying the place, day and hour of meeting and, in case of special business, the general nature of that business shall be given in the manner hereinafter provided, or in such other manner, if any, as may be prescribed by the Directors or the Company in general meetings, to such persons as are, under the Articles, entitled to receive such notices from the Company, but with the consent of seventy-five per cent of the Members entitled to receive notice of some particular meeting, that meeting may be convened by such shorter notice and in such manner as those Members may think fit.

24.2	The accidental omission to give notice of a meeting to, or the non-receipt of a notice of a meeting by, any Member shall not invalidate the proceedings at any meeting.

25.	Proceedings at General Meetings

25.1

All business shall be deemed special that is transacted at any extraordinary general meeting, and also all that is transacted at an ordinary meeting, with the exception of sanctioning a dividend, consideration of the accounts, balance sheets, an ordinary report of the Directors or Auditors, the appointment and removal of Directors and the fixing of the remuneration of the Auditors.

25.2

No business shall be transacted at any general meeting unless a quorum of Members is present. The presence of (i) the holders of at least a majority of the then outstanding Ordinary Shares entitled to vote at any meeting of Members, (ii) the holders of at least a majority of the then outstanding Series A Shares, (iii) the holders of at least a majority of the then outstanding Series B Shares, (iv) the holders of at least two-thirds (2/3) of the then outstanding Series C Shares, Series C1 Shares and Series C1+ Shares (voting together as one class), and (v) the holders of at least a majority of the then outstanding Series D Shares and Series D1 Shares (voting together as one class) shall collectively be required in order to constitute a quorum; provided always that if the Company has one Member of record the quorum shall be that one Member present in person or by proxy.

25.3

If, within half an hour from the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved; in any other case it shall stand adjourned to the same day in the next week, at the same time and place or at such other time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Member or Members present and entitled to vote shall form a quorum, provided that at such second meeting matters specified in Article 8.1 and the business not included in the notice shall not be approved and transacted.

25.4

Participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

25.5	The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company.

25.6

If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or person nominated by the Directors shall preside as chairman, failing which the Members present or by proxy shall choose any person present to be chairman of that meeting.

25.7

The chairman may, with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for ten days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

25.8

The Directors may cancel or postpone any duly convened general meeting, except for general meetings requisitioned by the Members in accordance with these Articles, for any reason or for no reason, upon notice in writing to Members. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

25.9

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or one or more Members present in person or by proxy collectively holding at least ten percent in nominal value of the Shares entitled to vote, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

25.10	The demand for a poll may be withdrawn.

25.11	If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the result of the resolution upon which the poll was demanded.

25.12

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

25.13

A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith; a poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

26.	Votes of Members

26.1

Subject to any rights and restrictions for the time being attached to any class or series of Shares, on a show of hands every holder of Shares present in person and every person representing such a Member by proxy shall have one vote. On a poll, every such person shall have one vote for each Share of which he is a holder.

26.2

In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

26.3

A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee or other person in the nature of a committee appointed by that court, and any such committee or other person may, whether on a show of hands or on a poll, vote by proxy.

26.4

No Member shall be entitled to vote at any general meeting of the Company or at any separate meeting of the holders of a class or series of Shares unless such Member is registered as a Member of the Company on the record date for such meeting and all calls or other sums presently payable by such Member in respect of such Member’s voting Shares in the Company have been paid.

26.5	On a poll or on a show of hands votes may be given either personally or by proxy.

26.6

The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Member of the Company.

26.7

The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of that power or authority shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting not less than forty-eight hours before the time for holding the meeting or adjourned meeting (subject to the discretion of the Directors to reduce this period from forty-eight hours to the time of the holding of the meeting) at which the person named in the instrument proposes to vote, and in default the instrument of proxy may not be treated as valid.

26.8	The instrument appointing a proxy may be in any usual or common form as the Directors may approve.

26.9	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

26.10

A resolution in writing signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

27.	Corporations Acting by Representatives at Meetings

27.1

Any corporation which is a Member of the Company may in accordance with its constitutional documents or in the absence of such provision, by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of the Company.

28.	Directors

The minimum number of Directors shall be one and the maximum number of Directors shall be six; however, the Company may, from time to time change this limit by way of an Ordinary Resolution of the Company passed in general meeting.

(a)

For so long as Matrix is holding any Preferred Shares of the Company, Matrix shall be entitled to appoint to the Board of Directors one (1) Director, who shall initially be MIN XIAO (the “Matrix Director”) and to remove any person so appointed. For so long as Morningside is holding any Preferred Shares of the Company, it shall be entitled to appoint to the Board one (1) Director, who shall initially be QIN LIU (the “Morningside Director”) and to remove any person so appointed. For so long as Orchid Asia is holding any Preferred Shares of the Company, it shall be entitled to appoint to the Board one (1) Director, who shall initially be TAO HUANG (the “Orchid Director”) and to remove any person so appointed. The remaining three (3) Directors are to be appointed by the Founders, who shall initially be JINNAN LAI, NING DING, and ZELONG LI, and the Founders are entitled to remove such persons so appointed. Each of Matrix, Morningside, Orchid Asia and EMC shall have the right to appoint and replace one board observer, respectively.

(b)

In the event that any person appointed or nominated for appointment by any class of Shareholder is prohibited by the provisions of applicable law or regulation from acting as a Director then the members of the relevant class shall by notice in writing to the Company appoint or nominate for appointment a person who is not so prohibited as a replacement to serve as a Director.

(c)

The remuneration of the Directors shall, from time to time, be determined by the Board of Directors. The Directors may also be reimbursed for any reasonable traveling or other expenses properly incurred by them in connection with attendance at any meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Board of Directors from time to time, or a combination partly of one such method and partly the other.

(d)

Subject to the Law and these Articles, the Directors may award special remuneration to any Director of the Company for any service other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

(e)

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

29.	Powers and Duties of Directors

29.1

Subject to the Law, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all such powers of the Company as are not, by Law or these Articles, required to be exercised by the Company in general meeting, subject nevertheless, to any regulation of these Articles, to the Law and to such regulations, being not inconsistent with the aforesaid regulations or Law, as may be prescribed by the Company in general meeting; but no regulation made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

(a)

Subject to the Law and to the rights and restrictions attaching to any class of Shares, the Directors may, from time to time, appoint one or more of their number to the office of managing director or some other person, whether or not being a Director, as manager for such term and at such remuneration as they may think fit; but where the person is a Director, his appointment as managing director or manager shall be subject to determination ipso facto if he ceases from any cause to be a Director, or if the Company in general meeting resolves that his tenure of office of managing director or manager be determined. Any other person appointed as manager is also subject to such determination. Any person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

(b)

The Directors may appoint a Secretary (and if needed an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

(c)

The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such persons.

(d)

The Directors may from time to time and at any time delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(e)

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

(f)

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

(g)

Subject to the Law and the rights and restrictions attaching to any class of Shares, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

(h)	The Directors shall cause minutes to be made in books provided for the purpose—

i.	of all appointments of officers made by the Directors;

ii.	of the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

iii.	of all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

30.	Seal

A Seal, if the Directors determine to have one, of the Company shall not be affixed to any instrument except by the authority of a resolution of the Directors, and in the presence of a Director or such other person as the Directors may appoint for the purpose; and that Director or other person as aforesaid shall sign every instrument to which any seal of the Company is so affixed in their presence.

(a)

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(b)

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

31.	Disqualification of Directors

31.1	The office of a Director shall be vacated if:

i.	he becomes bankrupt;

ii.	he is found to be or becomes of unsound mind;

iii.	he resigns his office by notice in writing to the Company;

iv.	being a Matrix Director, he is removed from office pursuant to the provisions of Article 28;

v.	being an Orchid Director, he is removed from office pursuant to the provisions of Article 28; or

vi.	being a Morningside Director, he is removed from office pursuant to the provisions of Article 28.

32.	Change of Directors

32.1

Subject to Laws and the rights and restrictions attaching to any class of Shares, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

32.2

Subject to the Laws and the rights and restrictions attaching to any class of Shares, the Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director; provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

33.	Proceedings of Directors

33.1

The Directors may meet together for the despatch of business, adjourn and otherwise regulate their meetings, as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall not have a second or casting vote.

33.2

A Director (or his alternate or any other officer of the Company) may, at any time, summon a meeting of the Directors by at least three days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.

33.3

The quorum necessary for the transaction of the business of the Directors shall be five (5) Directors then in office, including the Matrix Director, the Morningside Director and the Orchid Director. An alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting if his appointor is not present. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Directors present shall be a quorum, provided that at such second meeting the matters specified in Article 34.5 and the business not included in the notice shall not be approved and transacted.

33.4

Except as otherwise provided by these Articles, the Directors may regulate their meetings as they think fit. Subject to the provisions of these Articles, questions arising at any meeting shall be decided by a majority of votes of the Directors and alternate Directors present at a meeting at which there is a quorum. JINNAN LAI shall have, in addition to his original vote, a second vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote. In case of an equality of votes, the Chairman shall not have a second or casting vote.

33.5

Notwithstanding any other provisions of the Memorandum or these Articles, the Shareholders and the Company shall each take all steps necessary to ensure that neither the Company nor any of its subsidiaries/associates shall carry out any of the following actions, without (i) the prior approval of a majority of votes of the Directors and alternate Directors present at a meeting at which there is a quorum (at least including the Matrix Director, Morningside Director and Orchid Director); and (ii) the affirmative votes of the Matrix Director, Morningside Director and Orchid Director:

(a)	to make any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership or other entity unless it is wholly owned by the Company;

(b)

to make any loan or advance to any person, including any employee or director, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

(c)	to guarantee any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(d)

to make any investment other than investments in Principal Business (as defined in the Series D1 Purchase Agreement), money market funds, certificates of deposit in any international bank having a net worth in excess of US$100,000,000 or obligations issued or guaranteed by the United States of America or other sovereign government, in each case having a maturity not in excess of two years;

(e)	to incur any aggregate indebtedness in excess of US$150,000 that is not already included in a Board-approved budget, other than trade credit incurred in the ordinary course of business;

(f)

to enter into or be a party to any transaction with any director, officer or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act) of any such person except transactions resulting in payments to or by the Company in an amount less than US$100,000 per year, or transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are approved by a majority of the Board;

(g)	to hire, fire, or change the compensation of the executive officers, including approving any option plans;

(h)	to change the Principal Business of the Company, enter new lines of business, or exit the current line of business;

(i)	to approve or amend the annual budget of the Company; or

(j)	to sell, transfer, lease, license, pledge or encumber technology or intellectual property, other than in the ordinary course of business.

33.6

A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least seven (7) days’ notice in writing to every Director and alternate Director which notice shall set forth the time and place of the meeting and the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.

33.7

If notice of any meeting of the Directors has been duly delivered to all Directors prior to the scheduled meeting, and a quorum under Article 33.3 is not present within one half hour from the time appointed for the meeting, the Directors present at the meeting shall adjourn the meeting to the 3rd following Business Day at such time and place as the Directors then present may determine. Notice of such adjourned meeting shall be delivered to all Directors one day prior to the adjourned meeting in accordance with the notice procedures and, if at the adjourned meeting, a quorum is not present under Article 33.3 within one half hour from the time appointed for the meeting, the Directors present shall constitute a quorum.

33.8

A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

33.9

The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

33.10

The Directors may elect a chairman of their meetings and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

33.11

A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

33.12

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

33.13

The Directors may delegate any of their powers to committees consisting of such member or members of the body of Directors as the Directors think fit; any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Directors.

33.14

A committee may elect a chairman of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

33.15

A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of the votes of the members present and, in the case of an equality of votes, the chairman shall not have a second or casting vote.

33.16

All acts done by any meeting of the Directors or of a committee of Directors or by any person acting as a Director (including his alternate) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or his alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or alternate Director as the case may be.

33.17

A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

34.	Declaration of Directors’ Interests

34.1

A Director may hold any other office or place of profit under the Company in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

34.2	A Director shall not enter into a contract in a non-officer position as Auditor of the Company.

34.3

A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

34.4

A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

34.5

No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

34.6

A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

35.	Delegation of Directors’ Powers To Persons Other Than Committees

35.1

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.2

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.3

The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by resolution of the Directors or Members.

35.4

The Directors may appoint any one or more persons to act, or remove any one or more persons from so acting, as service providers to the Company and the Directors may entrust to and confer upon such persons any of the powers exercisable by them as Directors upon such terms and conditions including the right to remuneration payable by, and indemnification from, the Company and with such restrictions and with such powers of delegation as they may determine and either collaterally with or to the exclusion of their own powers. Any such provider may be appointed or removed by the Directors at any time without notice to, or the consent of, the Members.

36.	Appointment of Alternates

36.1

Any Director (other than an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

36.2

An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

36.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

36.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

36.5

An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

37.	Dividends and Reserve

37.1

Subject to the Law and these Articles, the Directors may declare Dividends and distributions on Shares in issue and authorise payment of the Dividends or distributions out of the funds of the Company lawfully available therefor. No Dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the Share Premium Account or as otherwise permitted by the Law.

37.2

Subject to the special rights of certain class or classes or series of Shares as to dividends or distributions, if dividends or distributions are to be declared on a class or series of Shares they shall be declared and paid according to the amounts paid or credited as paid on the Shares of such class or series outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a Share in advance of calls.

37.3

Except as otherwise provided by the rights attached to Shares, all Dividends shall be declared and paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

37.4	The Directors may deduct from any Dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

37.5

The Directors may declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

37.6

Any Dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

37.7	No Dividend or distribution shall bear interest against the Company.

37.8

Any Dividend which cannot be paid to a Member and/or which remains unclaimed after six months from the date of declaration of such Dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend shall remain as a debt due to the Member. Any Dividend which remains unclaimed after a period of six years from the date of declaration of such Dividend shall be forfeited and shall revert to the Company.

38.	Capitalisation

38.1

Subject to the Law, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of Dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrues to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

39.	Share Premium Account

39.1

The Directors shall in accordance with the Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

39.2

There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price, provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Law, out of capital.

40.	Accounts

40.1	The Directors shall cause proper books of account to be kept with respect to—

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place; and

(b)	all sales and purchases of goods by the Company and the assets and liabilities of the Company.

40.2

In accordance with the Law, proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

40.3	The books of account shall be kept at such place or places as the Directors think fit and shall always be open to inspection of the Directors.

40.4

The Directors shall, from time to time, determine whether and to what extent, at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account, book or document of the Company except as conferred by the Law or authorized by the Directors of the Company in general meeting.

40.5

At the ordinary general meeting in every year the Directors may cause to be prepared and may lay before the Company a profit and loss account and a balance sheet for the period since the preceding account, or (in the case of the first ordinary general meeting) since the commencement of business by the Company, made up to a date not more than six months before such meeting.

40.6

A copy of every balance sheet (including every document required by law to be annexed thereto) which is to be laid before the Company in general meeting together with a copy of the Auditor’s report may, at any time prior to the date of the meeting, be sent to all persons entitled to receive notices of general meetings of the Company.

41.	Audit

41.1

The Directors may, on behalf of the Company, enter into a contract with an Auditor who shall remain the Auditor of the Company until removed from office by a resolution of the Directors, and may fix his remuneration.

41.2

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

41.3

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

41.4	No Auditor shall be deemed to be an officer or Director of the Company for any reason and no Director or officer of the Company may act as Auditor.

41.5	In not being an officer, no Auditor shall have the benefit of any of the indemnity provisions of these Articles.

42.	Notices

42.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending them by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent airmail.

42.2

Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

42.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

42.4

Notice of every general meeting shall be given in any manner hereinbefore authorised to every person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

43.	Winding Up

43.1

Subject to the Law and the rights and restrictions attaching to any class of Shares, if the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

43.2

If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Law, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

44.	Indemnity

44.1

Every Director, officer or servant of the Company shall be indemnified out of the assets of the Company against all costs, charges, expenses, losses and liabilities incurred by him (a) in the conduct of the Company’s business, or (b) in the discharge of his duties, provided that no Director, officer or servant of the Company shall be liable (c) for the acts, defaults or omissions of any other Director, officer or servant of the Company, or (d) by reason of his having joined in any receipt for money not received by him personally, or (e) for any loss on account of defect of title to any property acquired by the Company, or (f) on the account of the insufficiency of any security in or upon which any moneys of the Company shall be invested, or (g) for any loss incurred through any bank, broker or other agent, or (h) for any loss occasioned by any error of judgment or oversight on his part, or (i) for any loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto, unless the same shall happen through his own dishonesty, willful default or actual fraud.

44.2

Any Director, officer or servant of the Company seeking the benefit of the foregoing indemnity provision may apply to the Company for an advance of reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such person for which indemnity will or could be sought. In connection with any advance of any expenses actually approved by a resolution of the Directors, the person seeking the indemnification shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advance shall be returned to the Company (without interest) by such person.

44.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

44.4

No Auditor shall be deemed to be a director, an officer or a servant of the Company for the purpose of the foregoing provisions and no Auditor shall have the benefit of the foregoing indemnity provisions.

45.	Transfer by way of Continuation

45.1

Subject to the provisions of the Law and with the approval of a Special Resolution, the Company shall have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

46.	Registered Office

46.1	Subject to the Laws, the Company may by resolution of the Directors change the location of its Registered Office.